Exhibit 10.1

EXECUTION VERSION

ST. LOUIS POST-DISPATCH LLC

and

PULITZER INC.

$94,000,000

9% SENIOR NOTES DUE APRIL 3, 2017

NOTE AGREEMENT

Dated as of May 1, 2013

(Not Part of Agreement)

i

(continued)

(continued)

SCHEDULES AND EXHIBITS

SCHEDULE A	—	Purchaser Schedule
SCHEDULE 7C(3)	—	Investments
SCHEDULE 9C	—	Litigation
SCHEDULE 9D	—	Outstanding Debt
SCHEDULE 9F	—	Agreements Restricting Incurrence of Debt
SCHEDULE 9H	—	ERISA
SCHEDULE 9M	—	Subsidiaries of Pulitzer and Ownership of Subsidiary Stock

EXHIBIT A	—	Form of Note
EXHIBIT B	—	[Reserved]
EXHIBIT C	—	Form of Subsidiary Guaranty Agreement
EXHIBIT D	—	Form of Pledge Agreement
EXHIBIT E	—	Form of Security Agreement
EXHIBIT F	—	Form of Deeds of Trust
EXHIBIT G	—	Form of Trademark Security Agreements
EXHIBIT H	—	Form of Copyright Security Agreements
EXHIBIT I	—	Form of Compliance Certificate

ST. LOUIS POST-DISPATCH LLC

and

PULITZER INC.

900 North Tucker Boulevard

St. Louis, Missouri 63101

As of May 1, 2013

TO EACH OF THE PURCHASERS

NAMED ON SCHEDULE A HERETO

$94,000,000 9% Senior Notes due April 3, 2017

Ladies and Gentlemen:

The undersigned, ST. LOUIS POST-DISPATCH LLC, a Delaware limited liability company (“STL Post-Dispatch”), and PULITZER INC., a Delaware corporation (“Pulitzer”, and together with STL Post-Dispatch, the “Obligors”), hereby agrees with each Purchaser as follows:

PARAGRAPH 1 INTERPRETATION.

Certain capitalized terms used in this Agreement are defined in paragraph 11B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

PARAGRAPH 2 AUTHORIZATION AND ISSUANCE OF NOTES.

2A. Authorization of Notes. Subject to paragraph 2B below, the Obligors will authorize the issue of their senior guaranteed promissory notes in the aggregate principal amount of $94,000,000, to be dated the date of issue thereof, to mature April 3, 2017, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate specified therein and on overdue payments at the rate specified therein, and to be substantially in the form of Exhibit A attached hereto (the “Notes”). The term “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any other Note pursuant to any such provision.

2B. Issuance of Notes. Subject to the terms and conditions hereof, the Obligors will issue to each Purchaser, at the closing provided for in paragraph 3, Notes in the principal amount specified opposite each Purchaser’s name in Schedule A, in an aggregate principal amount of $94,000,000.

PARAGRAPH 3 CLOSING DATE.

This Agreement shall become effective, and the issuance of Notes provided for in paragraph 2B shall occur, on or before May 1, 2013 at the office of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California, 90071, so long as all of the conditions set forth in paragraph 4 hereof are fulfilled to the satisfaction of the Purchasers on or prior to such date (the date, if any, on or prior to May 1, 2013 that such conditions are so satisfied being referred to herein as the “Closing Date”).

PARAGRAPH 4 CONDITIONS OF CLOSING.

The effectiveness of this Agreement is subject to the fulfillment to each Purchaser’s satisfaction of the following conditions (with each of the documents referred to below being in form, scope and substance reasonably satisfactory to the Purchasers; it is understood that a requirement to deliver any document to a Purchaser may be satisfied by delivering such document to the Purchasers’ counsel):

4A. Representations and Warranties. The representations and warranties of the Obligors and the other Credit Parties in this Agreement and the other Transaction Documents to which each such Person is a party shall be correct when made and on the Closing Date.

4B. No Default. Both immediately before and after giving effect to the issuance of the Notes, no Default or Event of Default shall have occurred and be continuing.

4C. Compliance Certificates.

4C(1). Officer’s Certificates. Each Credit Party shall have delivered to each Purchaser an Officer’s Certificate, dated the Closing Date, certifying, among other things, that the conditions specified in paragraphs 4A and 4B have been fulfilled.

4C(2). Secretary’s Certificates. Each Credit Party shall have delivered to each Purchaser a certificate of its Secretary or a Responsible Officer of such Credit Party reasonably acceptable to the Purchasers, dated the Closing Date, certifying as to (i) such Credit Party’s organizational documents attached thereto, (ii) the resolutions attached thereto relating to the authorization, execution, delivery and performance by such Credit Party of the Transaction Documents to which it is a party, and (iii) specimen signatures of the persons authorized to execute such Transaction Documents on such Credit Party’s behalf.

4D. Opinions of Counsel. Each Purchaser shall have received opinions, dated the Closing Date (a) (i) from Sidley Austin LLP, as special counsel for Pulitzer and its Subsidiaries, and (ii) from Lane & Waterman LLP, general counsel for Pulitzer and its Subsidiaries, each covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and Pulitzer hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) (i) Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel for Santa Maria Times, Inc., (ii) Davis Wright Tremaine LLP, special Washington counsel for Flagstaff Publishing Co., Hanford Sentinel Inc. and Napa Valley Publishing Co., and special Oregon counsel to Southwestern Oregon Publishing Co., (iii) Sidley Austin LLP, special California counsel to Ynez Corporation, and (iv) Snell & Wilmer, special Arizona counsel for Star Publishing, each covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request.

4E. Transactions Permitted by Applicable Laws. On the Closing Date, the issuance of the Notes and the consummation of the other transactions contemplated hereby shall not (a) violate any applicable law or governmental regulation (including, without limitation, the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (b) subject any Purchaser to any tax, penalty or liability or other onerous condition under or pursuant to any applicable law or governmental regulation. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate from the Obligors certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine compliance with this condition.

4F. Consents and Approvals. All necessary corporate, governmental and third party approvals and consents in connection with the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained.

4G. Notes. Each Purchaser shall have received an original Note or Notes executed by the Obligors in favor of such Purchaser (as more particularly set forth in Schedule A).

4H. [Reserved].

4I. Subsidiary Guaranty. Each Purchaser shall have received a fully executed copy of the Subsidiary Guaranty Agreement, substantially in the form of Exhibit C hereto dated as of the Closing Date, made by each Subsidiary Guarantor in favor of the holders from time to time of the Notes (as amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”).

4J. Credit Agreement. Each Purchaser shall have received a fully executed copy, certified by a Responsible Officer of each of the Obligors as true and complete, of the Exit Credit Agreement, by and among Lee, various lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, dated as of the January 30, 2012 (the “Original Credit Agreement”), together with an amendment thereto in form and substance reasonably satisfactory to the Purchasers (the “Credit Agreement Amendment”, and the Original Credit Agreement, as amended by the Credit Agreement Amendment, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Credit Agreement”). Each Purchaser shall have received evidence reasonably satisfactory to it that the conditions precedent to the effectiveness of the Credit Agreement have been satisfied and/or waived and that the Credit Agreement is in full force and effect.

4K. Second Lien Loan Agreement and Other Second Lien Debt Documents. Each Purchaser shall have received (i) a fully executed copy of the Second Lien Loan Agreement, by and among Lee, Wilmington Trust, National Association, as administrative agent, and the lenders from time to time party thereto, dated as of January 30, 2012 (the “Original Second Lien Loan Agreement”), together with an amendment thereto in form and substance reasonably satisfactory to the Purchasers (the “Second Lien Loan Agreement Amendment”, and the Original Second Lien Loan Agreement, as amended by the Second Lien Loan Agreement Amendment, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Second Lien Loan Agreement”) and

(ii) fully executed copies of all other Second Lien Debt Documents. Each Purchaser shall have received evidence reasonably satisfactory to it that the conditions precedent to the effectiveness of the Second Lien Loan Agreement have been satisfied and/or waived and that the Second Lien Loan Agreement is in full force and effect.

4L. Intercreditor Agreement. Each Purchaser shall have received a fully executed copy of the Intercreditor Agreement, dated as of January 30, 2012 (the “Original Intercreditor Agreement”), and the amendment thereto in form and substance reasonably satisfactory to the Purchasers (the “Intercreditor Agreement Amendment, and the Original Intercreditor Agreement, together with the Intercreditor Agreement Amendment, and as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), by and among the Purchasers, the Collateral Agent, Wilmington Trust, National Association, as administrative agent for the lenders under the Second Lien Loan Agreement, and the Credit Parties.

4M. Collateral Documents. Subject to paragraph 6M, each Purchaser shall have received fully executed copies of each of the following Collateral Documents, each dated as of the Closing Date:

4M(1). Pledge Agreement. A Pledge Agreement substantially in the form of Exhibit D attached hereto, duly executed by Pulitzer and certain Subsidiaries of Pulitzer in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”);

4M(2). Security Agreement. A Security Agreement substantially in the form of Exhibit E attached hereto, duly executed by the Obligors and each of the other Subsidiaries of Pulitzer in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

4M(3). Deeds of Trust. (i) A Deed of Trust substantially in the form set forth as Exhibit F attached hereto (with such changes thereto as may be necessary under applicable state law), duly executed by STL Post-Dispatch in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes with respect to the property located at 11790 Dunlap Industrial Boulevard f/k/a 11790 Dunlap Industrial Boulevard, including 11631 Fairgrove Industrial Boulevard, 11675 Fairgrove Industrial Boulevard and 11695 Fairgrove Industrial Boulevard, Maryland Heights, St. Louis County, Missouri, and (ii) a Deed of Trust substantially in the form set forth as Exhibit F attached hereto, duly executed by STL Post-Dispatch and STL Distribution Services LLC in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes with respect to the property located at 900 N. Tucker Boulevard, St. Louis, Missouri (as such Deeds of Trust may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Deeds of Trust”);

4M(4). Trademark Security Agreements. Trademark Security Agreements substantially in the form of Exhibit G attached hereto, duly executed by any Credit Party holding one or more trademarks (as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Trademark Security Agreements”);

4M(5). Copyright Security Agreements. Copyright Security Agreements substantially in the form of Exhibit H attached hereto, duly executed by any Credit Party holding one or more copyrights (as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Copyright Security Agreements”);

4M(6). Account Control Agreement. A deposit account control agreement in form and substance reasonably satisfactory to the Purchasers, duly executed by Pulitzer, with respect to the operating deposit account of Pulitzer maintained at U.S. Bank National Association (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Account Control Agreement”);

4M(7). Collateral Agency Agreement. An Amended and Restated Collateral Agency Agreement in form and substance reasonably satisfactory to the Purchasers, duly executed by the Collateral Agent and the other Purchasers, together with evidence reasonably satisfactory to such Purchasers that all fees thereunder required to be paid to the Collateral Agent on the Closing Date have been paid; and

4M(8). Other Documents. Such other documents, instruments and agreements as any of the Purchasers may reasonably request (a) to grant to the Collateral Agent first priority perfected Liens on the Collateral (except, with respect to perfection and priority, to the extent of exceptions provided for under the Transaction Documents) and (b) to provide for the consent of the holders of, or lenders pursuant to, the Specified Debt, or the amendments or modifications of the Specified Debt Agreements, in each case, to permit the authorization and issuance of the Notes or to prevent a conflict in the terms of the Transaction Documents with the terms of the Specified Debt Agreements.

4N. Lien Searches/Evidence of First Priority Liens. Each Purchaser shall have received from the Obligors such Lien searches as it has reasonably requested and evidence reasonably satisfactory to the Required Holders of the creation and perfection of valid, first priority Liens on the Collateral in favor of the Collateral Agent securing the Secured Obligations pursuant to the Collateral Documents, free and clear of all other Liens (other than Permitted Liens which, in the case of Permitted Liens described in paragraphs 7C(1)(ix) or, after giving effect to the Intercreditor Agreement, 7C(1)(xi), shall not have priority over the Liens in favor of the Collateral Agent).

4O. Repayment of December 2015 Notes. The December 2015 Notes shall have been paid in full with the proceeds of the Notes and all guarantees and security in support thereof discharged and released, and the Purchasers shall have received reasonably satisfactory evidence thereof.

4P. Tax Sharing Agreement. Each Purchaser shall have received (i) a copy of a tax sharing agreement among the Pulitzer Entities and Lee, dated as of January 30, 2012, in form and substance reasonably satisfactory to such Purchaser (the “Tax Sharing Agreement”) and (ii) reasonably satisfactory evidence that the Tax Sharing Agreement is in full force and effect.

4Q. Payment of Fees and Expenses. Without limiting the provisions of paragraph 12B, the Obligors shall have paid, on or before the Closing Date, all outstanding fees and expenses of Munger, Tolles & Olson LLP, the Purchasers’ special counsel, to the extent reflected in a statement delivered to the Obligors at least one Business Day prior to the Closing Date.

4R. Herald Redemption Agreement. Each Purchaser shall have received (i) a copy of the Redemption Agreement and (ii) reasonably satisfactory evidence that the Redemption Agreement is in full force and effect.

4S. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to each Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

PARAGRAPH 5 PREPAYMENTS.

5A. Mandatory Scheduled Prepayments. On June 20, 2013 and on the 20th day of each June, September, December and March thereafter, the Obligors will prepay the Notes at par and without payment of any premium in accordance with the following schedule:

Dates	Mandatory Scheduled Prepayment Amounts
December 20th in each Fiscal Year of Pulitzer	$800,000 minus the Reduction Amount for the Fiscal Year in which such date falls (but not, in any event, less than zero)

March 20th in each Fiscal Year of Pulitzer	$2,400,000 minus the Reduction Amount for the Fiscal Year in which such date falls (but not, in any event, less than zero)

June 20th in each Fiscal Year of Pulitzer	$4,400,000 minus the Reduction Amount for the Fiscal Year in which such date falls (but not, in any event, less than zero)

September 20th in each Fiscal Year of Pulitzer	$6,400,000 minus the Reduction Amount for the Fiscal Year in which such date falls (but not, in any event, less than zero)

The Obligors shall pay the entire remaining outstanding principal amount of the Notes on April 3, 2017.

5B. Excess Cash Flow Sweep. On or prior to the 45th day after the last day of each Fiscal Quarter of Pulitzer (commencing with the Fiscal Quarter ending closest to March 31, 2013), the Obligors will prepay a principal amount of Notes (an “Excess Cash Flow Sweep Prepayment”) equal to the greater of (a) zero and (b) an amount equal to (i) 75% of

Available Excess Cash Flow for such Fiscal Quarter (rounded down to the nearest $10,000 increment), plus (ii) if, after giving pro forma effect to the reduction of Unrestricted Cash as a result of any prepayment required to be made with respect to such Fiscal Quarter pursuant to the foregoing clause (i), the aggregate amount of Unrestricted Cash held by Pulitzer and its Subsidiaries as at the last day of such Fiscal Quarter exceeds $20,000,000, an amount equal to 100% of such excess amount (rounded down to the nearest $10,000 increment). The Excess Cash Flow Sweep Prepayment shall be made at par and without payment of any premium. Simultaneously with each prepayment made pursuant to this paragraph 5B, the Obligors shall deliver to each holder of Notes the calculation, in reasonable detail, of the amount of the Excess Cash Flow Sweep Prepayment as of such prepayment date.

5C. Optional Prepayments.

(i) Notwithstanding anything herein to the contrary, the Notes shall be subject to prepayment, in whole at any time or from time to time in part (in a minimum principal amount of $250,000 and integral multiples of $100,000 above that amount) at the option of the Obligors, at 100% of the principal amount so prepaid, and except as provided in the following sentence, without payment of any premium. If a prepayment of the entire outstanding principal amount of all of the Notes pursuant to this paragraph 5(C)(i) is made from the proceeds of a refinancing of the Notes, the majority of which refinancing is provided by Persons other than holders of the Notes and their Affiliates at the time of such refinancing, such Notes shall be prepaid at 105% of the principal amount so prepaid.

(ii) The Obligors shall give the holder of each Note notice (which may be by facsimile or electronic mail in.pdf format) of any prepayment pursuant to paragraph 5C(i) not less than 3 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 5C(i). Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice (but, except as provided in paragraph 5(C)(i), without any premium) shall become due and payable on such prepayment date unless such notice of prepayment shall be rescinded by the Obligors on or before such prepayment date.

5D. Asset Sale Prepayments. Within 5 Business Days of each date on or after the Closing Date upon which Pulitzer or any of its Subsidiaries receives any Asset Sale Proceeds, the Obligors will prepay a principal amount of Notes (an “Asset Sale Prepayment”) in an amount equal to 100% of the Asset Sale Proceeds (rounded down to the nearest $10,000 increment) received on such date in accordance with the requirements of paragraphs 5F and 5G. The Obligors agree that, on any Business Day on which Pulitzer or any of its Subsidiaries receives any Asset Sale Proceeds, it will cause such Asset Sale Proceeds to be deposited into the Asset Sale Proceeds Reserve Account, unless it makes the prepayment contemplated by the preceding sentence on such Business Day.

5E. Prepayment Upon Change of Control. Promptly and in any event within 5 Business Days after the occurrence of a Change of Control, the Obligors will give written notice thereof (a “Change of Control Notice”) to the holders of all outstanding Notes, which

Change of Control Notice shall (i) refer specifically to this paragraph 5E, (ii) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof and (iii) offer to prepay all outstanding Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day not more than 15 days after the date of such Change of Control Notice. Each holder of a Note will notify the Obligors of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Obligors on or before the date specified in such Change of Control Notice (the “Response Date”), which specified date shall be a Business Day not less than 7 days nor more than 12 days after the date of such Change of Control Notice. The Obligors shall prepay on the Change of Control Prepayment Date all of the outstanding Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute a rejection by such holder), at the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date and without payment of any premium. If any holder shall reject such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this paragraph 5E to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control. For purposes of this paragraph 5E, any holder of a Note may act separately with respect to portions of the principal amount of any Note so held (with the effect that a holder of a Note may accept such offer with respect to one or more Notes, or portions thereof, so held and reject such offer with respect to one or more other Notes, or portions thereof, so held).

5F. Application of Certain Prepayments. Any prepayment of the Notes pursuant to any provision hereof (other than paragraph 5E hereof) shall be applied to reduce the minimum cumulative principal prepayments required by paragraph 5A in the order of maturity of such prepayments under paragraph 5A, provided that, for the avoidance of doubt, the foregoing portion of this sentence shall not apply to any prepayment that is made pursuant to paragraph 5A or that is part of the Reduction Amount to the extent applied to reduce such minimum cumulative principal prepayments. Any prepayment of the Notes pursuant to paragraph 5E shall be applied ratably to reduce the minimum cumulative principal prepayments required by paragraph 5A (including, without limitation, the payment due on the maturity date of the Notes).

5G. Partial Payments Pro Rata. Upon any partial prepayment of the Notes pursuant to any provision hereof (other than paragraph 5E), the principal amount so prepaid shall be allocated to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.

5H. Retirement of Notes. The Obligors shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to this paragraph 5 or upon acceleration of such final maturity pursuant to paragraph 8A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

5I. Use of Debt to Make Prepayment. No prepayment of less than the entire outstanding principal amount of the Notes will be made with the proceeds of any Debt incurred by the Obligors or any of their respective Subsidiaries, except unsecured Debt subordinated to payment of the Notes on terms and conditions satisfactory to the Required Holders.

5J. Prepayment of Interest upon Payment in Full of Notes. Any payment or prepayment of any Notes pursuant to paragraph 5(C), or any other payment or prepayment of any Notes pursuant to this paragraph 5 which results in the payment or prepayment of the entire outstanding principal amount of such Notes, shall be made together with all accrued and unpaid interest thereon as of the date of such payment or prepayment. No interest shall otherwise be paid together with any such payment or prepayment unless such payment or prepayment is made on a date when interest is scheduled to be paid. For the avoidance of doubt, all accrued and unpaid interest on any payment or prepayment of Notes that is not paid together with such payment or prepayment shall be paid on the next interest payment date following the date of such payment or prepayment.

PARAGRAPH 6 AFFIRMATIVE COVENANTS.

So long as any Note shall remain unpaid, each of the Obligors covenants as follows:

6A. Financial Statements. Pulitzer will deliver to each holder of a Note in duplicate or in electronic format:

(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) of Lee in each fiscal year, a consolidating and consolidated statement of income and a consolidated statement of cash flows of Pulitzer and its Subsidiaries (including STL Post-Dispatch) for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of Pulitzer and its Subsidiaries (including STL Post-Dispatch) as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year (if applicable, in the case of STL Post-Dispatch and its Subsidiaries), all in reasonable detail and certified by an authorized financial officer of Lee, subject to changes resulting from year-end adjustments;

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year of Lee, a consolidating and consolidated statement of income and a consolidating and consolidated balance sheet of Pulitzer and its Subsidiaries (including STL Post-Dispatch) as at the end of such year and consolidated statements of cash flows and stockholders’ equity of Pulitzer and its Subsidiaries (including STL Post-Dispatch) for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the Required Holder(s) and, as to the consolidated statements, audited by independent public accountants of recognized standing selected by Pulitzer whose opinion shall be in scope and substance satisfactory to the Required Holder(s) and shall not in any event include any scope limitation or any going concern or other material qualification (except that such opinion for Pulitzer’s fiscal year ending in September 2015 and/or September 2016 may include a going concern limitation related to the refinancing of the Notes and/or the Debt outstanding under the Credit Agreement or the Second Lien Loan Agreement) and, as to the consolidating statements, certified by an authorized financial officer of Lee;

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as Lee shall send to its stockholders and copies of all registration statements (without exhibits) and all reports (other than reports or portions as to which Lee shall have received confidential treatment) which Lee or any Subsidiary (including any Obligor) files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv) promptly upon receipt thereof, a copy of each other report submitted to Pulitzer or any of its Subsidiaries (including STL Post-Dispatch) by independent accountants in connection with any annual, interim or special audit made by them of the books of Pulitzer or any of its Subsidiaries (including STL Post-Dispatch);

(v) within 30 days after the end of each fiscal month of Lee, the consolidated balance sheet of Lee and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and, to the extent prepared, statements of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year;

(vi) to the extent prepared by STL Post-Dispatch or Pulitzer, within 30 days after the end of each fiscal month of Pulitzer, consolidated and consolidating balance sheets of Pulitzer and its Subsidiaries as at the end of such fiscal month and the related consolidated and consolidating statements of income and cash flows for such fiscal month and for the elapsed portion of the Fiscal Year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior Fiscal Year;

(vii) no later than the first Business Day of every other week (beginning on the first Monday after the Closing Date on which such a forecast would have been delivered to the holders of the December 2015 Notes), a forecast for the succeeding 13-week period of the projected consolidated cash flows of (x) Lee and its Subsidiaries, and (y) Pulitzer and its Subsidiaries, each taken as a whole (such forecast to contain the same level of detail used in such forecasts delivered to the holders of the December 2015 Notes), together with a variance report of actual cash flow for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period;

(viii) promptly, and in any event within 45 days following the end of each fiscal quarter in each fiscal year of Lee, a written report of a Responsible Officer of Pulitzer, in form and scope reasonably satisfactory to the Required Holders (such satisfaction to be presumed in the absence of an objection delivered to the Obligors within 30 days after the receipt of such report), setting forth a summary in reasonable detail of all Restricted Intercompany Charges, including cash and non-cash activities, organized by category of intercompany activity, by and among (x) Lee and its Subsidiaries (other than the Pulitzer Entities), on the one hand, and the Pulitzer Entities, on the other hand, and (y) the Pulitzer Entities and Star Publishing, and a reconciliation of intercompany balances with respect to each of (x) and (y);

(ix) if requested by a holder of a Note, promptly, and in any event within 90 days following the end of each Fiscal Year (or following such shorter intervals as the same may be prepared), an update, in a directly comparable format, of the financial model of Pulitzer and its Subsidiaries dated December 2012, setting forth the projected financial performance of Pulitzer and its Subsidiaries for the current Fiscal Year (prepared on a quarter-by-quarter basis) and for each of the next three (3) Fiscal Years (prepared on an annual basis);

(x) promptly, and in any event within 45 days following the end of each Fiscal Year (or following such shorter intervals as the same may be prepared), a pension valuation/status report, in form and scope reasonably satisfactory to the Required Holders (such satisfaction to be presumed in the absence of an objection delivered to the Obligors within 30 days after the receipt of such update), setting forth in reasonable detail the extent to which the pension obligations of Pulitzer and its Subsidiaries are funded, together with revised projections of future cash payments in respect of such pension obligations;

(xi) promptly, and in any event within 30 days following the end of each fiscal month of Lee, a management report describing the financial performance and operations of Lee and its subsidiaries in a form consistent with, and containing the same level of detail as, reports made available to the holders of the December 2015 Notes; and

(xii) with reasonable promptness, such other information and documents as any holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, Pulitzer will deliver to each holder a Compliance Certificate, substantially in the form of Exhibit I attached hereto, executed on behalf of Pulitzer and demonstrating (with computations in reasonable detail) compliance by Pulitzer and its Subsidiaries with the provisions of paragraphs 7C(4), 7F and 7H of this Agreement and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action Pulitzer proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, Pulitzer will use reasonable efforts to deliver or cause to be delivered to each holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. Together with all financial statements of Pulitzer and its Subsidiaries required to be delivered pursuant to this paragraph 6A, Pulitzer will deliver or cause to be delivered a reconciliation reflecting the changes that would be required to such financial statements had they been prepared in accordance with the GAAP and policies used to prepare the audited financial statements of Pulitzer for Pulitzer’s fiscal year ended September 25, 2011. Each of the Obligors also covenants that immediately after any Responsible Officer of such Obligor obtains knowledge of an Event of Default or Default, it will deliver to each holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Obligors have taken, are taking or propose to take with respect thereto. Each holder is hereby authorized to deliver a copy of any financial statement delivered to such holder pursuant to this paragraph 6A to any regulatory body having jurisdiction over such holder. Nothing herein shall require, or be deemed to require, any Obligor to deliver any audited financial statements, or a certificate of accountants related to any Event of Default or Default, for any Obligor.

6B. Inspection of Properties. The Obligors will permit any Person designated by any holder in writing, at such holder’s expense if no Event of Default then exists and at the Obligors’ expense if an Event of Default then exists, to visit and inspect any of the properties of Pulitzer and its Subsidiaries, to examine the limited liability company or corporate books and financial records of Pulitzer and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such limited liability companies or corporations with the principal officers of either such Obligor and its independent public accountants, all at such reasonable times and as often as such holder may reasonably request; provided, however, that, so long as no Event of Default shall have occurred, (i) no holder of Notes shall exercise rights pursuant to this paragraph 6B without the written approval of the Required Holders (to be given or withheld in their sole discretion) and (ii) no more than two such inspections shall be conducted in any calendar year.

6C. Covenant to Secure Notes Equally. Each Obligor will, if it or any of its Subsidiaries shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 12C), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured, so long as any such other Debt shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 7C(1).

6D. Compliance with Laws and Regulations. Each Obligor will, and will cause each of its Subsidiaries to, be in material compliance with all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, the laws and regulations that are referred to in paragraph 9K, and those relating to equal employment opportunity and employee health and safety) which are now in effect or may be legally imposed in the future in any jurisdiction in which such Obligor or any of its Subsidiaries is doing business other than those laws and regulations which such Obligor or such Subsidiary is contesting in good faith by appropriate proceedings so long as (i) such Obligor or such Subsidiary continues to operate any affected business free of any requirement to escrow or sequester any material amount of such business’ profits or revenues pending resolution of such proceedings and (ii) any non-compliance with such laws or regulations being contested could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6E. Patents, Trade Marks and Trade Names. Each Obligor will and will cause each of its Subsidiaries to continue to own, or hold and maintain in effect, all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the use of (i) all Material IP and (ii) all other copyrights, franchises, licenses, marketing rights, patents, service marks, trade marks, trade names, and rights in any of the foregoing, as in the aggregate are necessary for the conduct of its business in the manner in which such business is being conducted as of the date hereof except, in the case of this clause (ii), where failure to continue to own or hold such licenses could not reasonably be expected to have a Material Adverse Effect.

6F. Information Required by Rule 144A. The Obligors will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as any Obligor is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 6F, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

6G. Payment of Taxes and Other Claims. Each Obligor will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable by such Obligor or any of its Subsidiaries on such returns and all other taxes, assessments, governmental charges, levies, trade accounts payable and claims for work, labor or materials (all the foregoing being referred to collectively as “Claims”) payable by any of them, to the extent such Claims have become due and payable and before they have become delinquent (including, without limitation, Claims for which sums have become due and payable that have or might become a Lien on properties or assets of such Obligor or any of its Subsidiaries); provided, that neither the Obligors nor any of their respective Subsidiaries need pay any Claim if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, such Obligor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on its books, and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or (ii) the nonpayment of all such Claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6H. ERISA Compliance. Each Obligor will, and will cause each of its ERISA Affiliates controlled by such Obligor to, at all times:

(i) with respect to each Plan, make timely payments of contributions required to meet the minimum funding standard set forth in ERISA or the Code with respect thereto and, with respect to any Multiemployer Plan, make timely payment of contributions required to be paid thereto as provided by Section 515 of ERISA, and

(ii) comply with all other provisions of ERISA and the Code,

except for such failures to make contributions and failures to comply as could not reasonably be expected to have a Material Adverse Effect.

6I. Insurance. Each Obligor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, (i) insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated and (ii) such other insurance coverages as may be required under the terms of the Collateral Documents.

6J. Maintenance of Properties. Each Obligor will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph shall not (i) prevent any Obligor or any of its Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such Obligor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) be interpreted to require any Obligor to make Capital Expenditures in respect of maintenance in excess of the amounts permitted to be spent on Capital Expenditures under this Agreement.

6K. Corporate Existence, Etc. Subject to paragraph 7C(6), each of the Obligors will at all times preserve and keep its corporate existence in full force and effect. Subject to paragraphs 7C(4) and 7C(6), each of the Obligors will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into an Obligor or a wholly-owned Subsidiary of an Obligor) and all rights and franchises of such Obligor and its Subsidiaries unless, in the good faith judgment of such Obligor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

6L. Books and Records. Each Obligor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be.

6M. Delivery of Deeds of Trust. To the extent that STL Post-Dispatch is unable to satisfy the condition set forth in paragraph 4M(3) hereto on or prior to the Closing Date, STL Post-Dispatch will deliver to the Purchasers the Deeds of Trust, as referenced in such paragraph, as soon as commercially reasonable but no later than 30 calendar days after the Closing Date or by such later date to which the Required Holders may agree.

6N. Business. Except as otherwise provided in Section 7C(3), each of Pulitzer, individually, and Pulitzer and its Subsidiaries, taken as a whole, will continue to engage in business in substantially the same fields of enterprise as conducted on the date hereof.

6O. Execution and Delivery of Subsidiary Guaranty Agreement and Other Collateral Documents. Within ten (10) Business Days after any Credit Party’s acquisition or formation of a Person that becomes a Subsidiary:

(i) Pulitzer will cause such Subsidiary to execute and deliver to each holder of Notes (a) the Subsidiary Guaranty Agreement, or a joinder thereto, (b) an appropriate joinder to the Security Agreement and (c) such other documents necessary to grant a first priority Lien in such Subsidiary’s assets (other than, in the case of Star Publishing, the Excluded TNI Assets) in favor of the Collateral Agent for the benefit of the holders of the Notes;

(ii) Pulitzer (if such Subsidiary is a direct subsidiary of Pulitzer) will pledge or will cause the direct parent of such Subsidiary (if such Subsidiary is not a direct subsidiary of Pulitzer) to pledge the equity interests of such Subsidiary by executing a joinder to the Pledge Agreement or pursuant to a pledge agreement substantially similar in form to the Pledge Agreement; and

(iii) Pulitzer will deliver (or cause to be delivered) such certificates accompanying authorizing resolutions and corporate or similar constitutive documents and other agreements, instruments, opinions and other documents as the Required Holders may reasonably request, each of the foregoing to be in form and substance reasonably satisfactory to the Required Holders.

In addition to the foregoing, Pulitzer will, and will cause each Subsidiary to, within thirty (30) days after such Person shall have obtained title (whether in fee or, if requested by the Required Holders with respect to any leasehold interest of Pulitzer or any Subsidiary, a leasehold interest) to any real property with a Fair Market Value, individually, of more than $3,000,000, take such action as shall be reasonably necessary to grant a first priority Lien in favor of the Collateral Agent to secure the Notes with such Person’s interest in such real property and to obtain title insurance in an amount reasonably required by the Required Holders. Such Lien shall be documented and recorded to the reasonable satisfaction of the Required Holders.

PARAGRAPH 7 NEGATIVE COVENANTS.

So long as any Note shall remain unpaid, each of the Obligors covenants as follows:

7A. Change of Business. STL Post-Dispatch will not change, and will not permit any Material Subsidiary of STL Post-Dispatch to change, in any material respect the purpose of its business or operations from that of owning and operating the St. Louis Post-Dispatch and other businesses directly or indirectly related thereto.

7B. Limitation on Distributions. No Obligor nor any of their respective Subsidiaries will declare or make, or incur any liability to declare or make, any distributions or payments in respect of its Equity Interests, or purchases or redemption of, or other acquisitions for value of, its Equity Interests, in each case, except distributions or payments to Pulitzer, STL Post-Dispatch or any wholly-owned Subsidiary of Pulitzer.

7C. Lien, Debt and Other Restrictions. Each Obligor will not, and will not permit any of its Subsidiaries to:

7C(1). Liens. Directly or indirectly, create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey the right to receive income or profits (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 6C), except the following (“Permitted Liens”):

(i) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being actively contested in good faith by appropriate proceedings;

(ii) with respect to real property, (a) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions, restrictions or other matters which would be shown by a current title report or other similar report or listing, (b) any conditions that would be shown by a current survey or physical inspection and (c) zoning, building and other similar restrictions;

(iii) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in accordance with paragraph 6G;

(iv) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to an Obligor or another Subsidiary;

(v) in respect of Debt permitted under clause (vi) of paragraph 7C(2), (a) Liens securing (or, in the case of Uniform Commercial Code financing statements, financing statements filed in connection with) Capitalized Lease Obligations of an Obligor or its Subsidiaries, (b) Liens securing other Debt of an Obligor or its Subsidiaries to finance the purchase price or cost of property acquired, constructed or improved by such Obligor or any such Subsidiary after the Closing Date (including, without limitation, pursuant to purchase price conditional sales contracts) or (c) Liens existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by an Obligor or any of its Subsidiaries through purchase, merger, or consolidation or otherwise, whether or not assumed by such Obligor or such Subsidiary, provided that any such Lien shall not encumber any other property of such Obligor or such Subsidiary;

(vi) Liens on property owned or leased by Pulitzer or a Subsidiary (other than STL Post-Dispatch) in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including, without limitation, mortgages to secure pollution control industrial revenue bonds) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, provided that any Debt secured thereby shall be permitted by paragraph 7G.

(vii) any Liens renewing, extending or refunding any Lien permitted by clause (v) and (vi) above, provided that the principal amount secured is not increased and the Lien is not extended to other property;

(viii) Liens consisting of financing statements filed under the Uniform Commercial Code of any jurisdiction solely for precautionary or notice purposes to protect a lessor’s ownership interest in leased property with respect to equipment leases that are not Capitalized Lease Obligations;

(ix) other Liens which (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, (b) do not in the aggregate materially impair the use of such property and assets in the operation of the business of any Obligor and its Subsidiaries, or materially detract from the value of such property or assets for the purpose of the business of any Obligor and its Subsidiaries, taken as a whole and (c) do not have priority over the Liens of the Collateral Agent;

(x) Liens in favor of the Collateral Agent to secure the Secured Obligations; and

(xi) Liens (other than Liens on the Excluded TNI Assets) securing Debt permitted by clause (iii) of paragraph 7C(2), provided that (i) such Liens are subject to the terms of the Intercreditor Agreement and (ii) the Intercreditor Agreement shall be in full force and effect and shall effectively subordinate such Liens to the Liens of the Collateral Agent.

7C(2). Debt. Create, incur, assume, guarantee or in any way become liable for any Debt except:

(i) Debt represented by the Transaction Documents;

(ii) Debt or indebtedness owing by any Credit Party to another Credit Party; provided that such Debt is unsecured;

(iii) any guarantee by the Credit Parties of Debt of Lee under and in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect of the Second Lien Loan Agreement), so long as (a) the Intercreditor Agreement is in full force and effect, and (ii) the aggregate principal amount of the Debt that is guaranteed by any Credit Party in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect thereof) shall not exceed $175,000,000;

(iv) Debt or indebtedness of any Obligor or any of its Subsidiaries permitted under paragraphs 7C(3)(xiv), 7C(3)(xv), 7C(3)(xxiii), and 7G; provided, that each threshold contained in paragraph 7G shall be read as a concurrent limitation upon Priority Debt permitted thereby to any applicable threshold contained in this Section 7C(2), and not in any way additive to any threshold contained in this Section 7C(2);

(v) Debt of the Obligors and their Subsidiaries consisting of trade payables incurred in the ordinary course of business;

(vi) (a) Debt of the Obligors and their Subsidiaries constituting Capitalized Lease Obligations, (b) other Debt of any Obligor or its Subsidiaries to finance the purchase price or cost of property acquired, constructed or improved by such Obligor or such Subsidiary after the Closing Date, or (c) Debt secured by Liens existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by an Obligor or any of their respective Subsidiaries through purchase, merger, or consolidation or otherwise, and assumed by such Obligor or such Subsidiary, in each case to the extent such Liens are permitted under clause (v) of paragraph 7C(1), provided that the aggregate principal amount of all such Debt described in subclauses (a), (b) and (c) of this clause (vi) at any time outstanding shall not exceed $5,000,000;

(vii) Debt or indebtedness secured by Liens permitted under clauses (iv) and (vii) of paragraph 7C(1) (provided, in the case of Liens permitted under clause (vii) of paragraph 7C(1) that renew, extend or refund any Lien permitted under clause (v) of paragraph 7C(1), that such Liens shall be permitted only to the extent permitted by the proviso to clause (vii) of paragraph 7C(1) and to the extent the Debt or indebtedness secured thereby is permitted under clause (vii) of this paragraph 7C(2));

(viii) unsecured Debt in respect of the reimbursement obligations of letters of credit issued or in respect of worker’s compensation arrangements not to exceed $5,000,000 outstanding at any time; and

(ix) unsecured Debt (other than the Debt permitted by clause (iii) of paragraph 7C(2) hereof) which is subordinated to the Secured Obligations on terms and conditions satisfactory to the Required Holders.

7C(3). Loans, Advances and Investments. Make, or permit to remain outstanding, any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any capital contribution to, any Person, except that any Obligor or any of their respective Subsidiaries may:

(i) [reserved];

(ii) make or permit to remain outstanding any loans, advances or capital contributions from any Credit Party to another Credit Party;

(iii) own, purchase or acquire stock, obligations or securities of or other Equity Interests in a Subsidiary or a Person which immediately after such purchase or acquisition will be a Subsidiary;

(iv) make and permit to remain outstanding investments in notes receivable or other consideration to the extent permitted by paragraph 7C(4) but only to the extent that the aggregate uncollected amount of all such notes receivable and other consideration, together with all such notes receivable and other consideration of Pulitzer and its Subsidiaries, is for outstanding loans, advances and other investments existing on the Closing Date (as set forth on Schedule 7C(3) hereto) in any business principally engaged in publishing (print or electronic) or related media activity;

(v) accept and permit to remain outstanding notes, evidences of indebtedness and other investments received in settlement of debts (created in the ordinary course of business and not for monies loaned) owing to any Obligor or any of their respective Subsidiaries;

(vi) own, purchase or acquire commercial paper issued by any corporation or bankers’ acceptances issued by any member bank of the Federal Reserve System, in either case, maturing within one year of the date of purchase and rated, by at least two of S&P, Moody’s and Fitch Investors Service, Inc., “A-1”, “P-1” and “F-1”, respectively, and payable in the United States in United States dollars;

(vii) own, purchase or acquire time deposits or certificates of deposit in any member bank of the Federal Reserve System having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s, all due within one year from the date of original issue thereof and payable in the United States in United States dollars;

(viii) own, purchase or acquire repurchase agreements of any member bank of the Federal Reserve System having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s, for terms of less than one year in respect of commercial paper and certificates of deposit referred to in the foregoing clauses (vi) and (vii) and obligations referred to in clauses (ix) and (x) below;

(ix) own, purchase or acquire obligations of (a) the United States government or any agency or instrumentality thereof and (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(x) own, purchase or acquire obligations guaranteed or insured by the United States government or any agency or instrumentality thereof;

(xi) own, purchase or acquire investments in stocks of investment companies registered under the Investment Company Act of 1940 which invest primarily in obligations of the type described in clauses (vi), (vii), (viii), (ix) or (x) above, provided that any such investment company shall have an aggregate net asset value of not less than $500,000,000;

(xii) own, purchase or acquire investments in money market funds that are classified as current assets in accordance with GAAP, and that are rated “AAAm” or the equivalent by S&P, Moody’s or Fitch Investors Service, Inc., which funds are managed by either (a) Persons having capital and surplus, or net worth, in excess of $500,000,000 or (b) any Person that is a direct or indirect subsidiary of a Person described in the foregoing clause (a);

(xiii) own, purchase or acquire (a) asset-backed securities, mortgage-backed securities and collateralized mortgage obligations issued by any entity and rated at least Aa3 by Moody’s or AA- by S&P and (b) notes and bonds issued by any domestic corporate issuer and rated at least A3 by Moody’s or A- by S&P;

(xiv) endorse negotiable instruments for collection in the ordinary course of business;

(xv) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business;

(xvi) make or permit to remain outstanding investments in demand deposit accounts maintained by an Obligor or any of its Subsidiaries in the ordinary course of its business, subject to the Lien of the Collateral Agent to secure the Secured Obligations to the extent contemplated in the Transaction Documents;

(xvii) make or permit to remain outstanding investments consisting of Eurodollar time deposits, maturing within three months after the making thereof, with any branch of a United States commercial bank having capital and surplus of not less than $1 billion in the aggregate;

(xviii) make or permit to remain outstanding investments in municipal obligations having a rating of “Aaa” by Moody’s, or “AAA” by S&P;

(xix) own, purchase or acquire investments in commingled funds/portfolios that invest primarily in U.S. dollar denominated obligations, with a weighted average portfolio maturity of 120 days or less, and rated “AAA” or the equivalent, by at least two of S&P, Moody’s and Fitch Investors Service, Inc., which funds are managed by either (a) Persons having capital and surplus, or net worth, in excess of $500,000,000 or (b) any Person that is a direct or indirect subsidiary of a Person described in the foregoing clause (a);

(xx) make or permit to be made payments in connection with the redemption by STL Post-Dispatch of the “phantom equity interests” held by Herald referred to in clause (iii) of the definition of “Change of Control” with common stock of Lee or cash contributed by Lee to STL Post-Dispatch for purposes of making such payment (it being understood that any such cash contributed by Lee shall reduce the Lee Payable by an amount equal to such cash contribution);

(xxi) permit to remain outstanding investments of Pulitzer and its Subsidiaries set forth on Schedule 7C(3);

(xxii) permit the Lee Payable to remain outstanding so long as it shall bear interest (on a pay-in-kind basis) at a rate per annum equal to LIBOR plus 0.75% (75 basis points);

(xxiii) make or permit to remain outstanding loans and advances permitted by paragraph 7C(7)(i); and

(xxiv) in the case of Pulitzer, own, purchase or acquire investments in the Associated Press Digital Rights Agency or any successor thereto or any Affiliate thereof for Fair Market Value (as determined in good faith by the Board of Directors of Pulitzer at the time of such purchase or acquisition) in an aggregate amount not to exceed $750,000 at any time outstanding; provided that (a) Pulitzer shall be entitled to receive its ratable share (based on the aggregate amount of investments made by Lee and each of its Subsidiaries (other than Pulitzer), on the one hand, and Pulitzer, on the other hand) of any Equity Interests of such Person issued in consideration for, or on account of, the aggregate investments made in such Person by Lee and its Subsidiaries, (b) any such Equity Interests received by Pulitzer shall be pledged in favor of the Collateral Agent to secure the Secured Obligations in accordance with the Collateral Documents, and (c) Pulitzer shall, and shall cause its Subsidiaries to, vote or otherwise give their consent in respect of all such Equity Interests of such Person beneficially owned by Pulitzer or its Subsidiaries for the election to the board of directors (or other similar governing body) of such Person of Mary Junck or her designee (or any person acceptable to the Required Holders), provided further that the foregoing proviso shall not apply to the issuance of fractional Equity Interests to the extent that the issuance thereof is prohibited by the organization documents of Associated Press Digital Rights Agency as in effect on the date hereof;

provided that, notwithstanding the foregoing, Pulitzer will not permit Star Publishing to make, or permit to remain outstanding, any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, all or substantially all of the assets of, or any interest in, or make any capital contribution to, any Person or purchase or acquire the assets comprising any line of business or business unit or division thereof, except to the extent required under the terms of the TNI Agreement.

7C(4). Asset Sales. Engage in any Asset Sale (i) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be equal to or less than $1,000,000 unless at least 75% of such Asset Sale Proceeds consist of cash or (ii) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be more than $1,000,000 unless such Asset Sale Proceeds consist only of cash and the Required Holders have given their prior written consent thereto; provided, however, that notwithstanding the foregoing, no Asset Sale shall involve the sale of any Equity Interests in Star Publishing or the Equity Interests of TNI Partners held by Star Publishing.

7C(5). Sale and Lease-Back. Enter into any arrangement with any lender or investor or under which such lender or investor is a party, providing for the leasing or other similar arrangement by any Obligor or any of its Subsidiaries of real or personal property used by such Obligor or any of its Subsidiaries in the operations of such Obligor or any of its Subsidiaries, which has been or is sold or transferred by such Obligors or any of its Subsidiaries to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of such Obligor or such Subsidiary, except that Pulitzer or any of its Subsidiaries (other than STL Post-Dispatch and its Subsidiaries) may enter into sale and lease-back transactions involving newspaper equipment or facilities acquired after the Effective Date if (i) such arrangement shall be for a period of less than three years by the end of which the use of such property by the lessee will be discontinued, (ii) Pulitzer or such Subsidiary complies with Section 7C(4) with respect to such transaction and (iii) the property immediately prior to such sale could have been subjected to a Lien securing Debt in an amount equal to such net proceeds and which Lien would be permitted by clause (v) of Section 7C(1).

7C(6). Merger. Merge or consolidate with any other Person, except that (i) any Obligor may merge or consolidate with any other Obligor (provided that either such Obligor shall be the continuing or surviving Person) and (ii) any Subsidiary may merge or consolidate with any Obligor (provided that such Obligor shall be the continuing or surviving Person) or any one or more other wholly-owned Subsidiaries of any Obligor; provided that nothing in this paragraph 7C(6) shall restrict the ability of any Subsidiary which is not a Material Subsidiary to merge or consolidate with any Person (so long as in connection with any such merger with a Person which is not an Obligor or another Subsidiary of an Obligor, an Obligor or a Subsidiary of an Obligor shall have received only cash consideration for such merger).

7C(7). Transactions With Affiliates.

(i) Subject to clause (ii) of this paragraph 7C(7), directly or indirectly enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate of any Obligor, except (a) for any such transaction by and among the Credit Parties only, (b) for the transaction contemplated by clause (xx) of paragraph 7C(3), (c) for transactions involving the allocation of costs and expenses among Pulitzer and its Subsidiaries (including STL Post-Dispatch and its Subsidiaries) in respect of insurance, technical support, compensation and benefits, overhead allocation and other similar administrative costs and expenses, (d) for any Unrestricted Intercompany Transaction and (e) Pulitzer may make Restricted Intercompany Charges if either (1) (x) such Restricted Intercompany Charges are consistent in nature and manner of computation with the types of Restricted Intercompany Charges incurred during the period from March 30, 2009 through and including September 25, 2011 and (y) any such Restricted Intercompany Charges which are to be paid in cash do not exceed an aggregate amount of $5,500,000 in any fiscal year of Pulitzer, or (2) such Restricted Intercompany Charges arise from reasonably expected and identifiable cost-saving measures relating to goods and services provided to Pulitzer and its Subsidiaries which are implemented after January 30, 2012 as set forth in an Officer’s Certificate delivered to the holders of the Notes by the chief financial officer of Pulitzer, so long as (A) with respect to any goods and services proposed to be provided by any Lee Company as part of the implementation of any such cost-savings measures, the Restricted Intercompany Charges to be charged by any Lee Company to provide such goods and services to Pulitzer during the four successive fiscal quarters following such implementation (and for each successive period of four consecutive fiscal quarters ending thereafter) are reasonably expected to be no greater than the cost for the same goods and services previously paid in cash by Pulitzer for the period of four consecutive fiscal quarters of Pulitzer then most recently ended immediately prior to the implementation of such cost-saving measures, and (B) the aggregate amount paid in cash by Pulitzer in respect of such Restricted Intercompany Charges as set forth in this clause (2) does not exceed $2,000,000 in any fiscal year of Pulitzer.

(ii) All payments in respect of Restricted Intercompany Charges or Unrestricted Intercompany Transactions pursuant to paragraph 7C(7)(i) above shall meet the following requirements: (a) any such transaction is in the ordinary course of, and pursuant to the reasonable requirements of, Pulitzer’s and each Subsidiary’s business, as the case may be, (b) any such transaction is upon fair and reasonable terms that are no less favorable to Pulitzer and/or any of its Subsidiaries, as the case may be, than those which might be obtained in an arm’s length transaction with a Person who is not an Affiliate and (c) any payment required to be made in cash is made by Pulitzer not more than 3 days prior to delivery of such goods, the rendering of such services or the making of such payments by any Lee Company to a third party.

7C(8). Issuance or Sale of Stock of Subsidiaries. Issue, sell or otherwise dispose of, or part with control of, any shares of stock of or other Equity Interests in any Material Subsidiary, except to an Obligor or another wholly-owned Subsidiary of an Obligor.

7C(9). Sale or Discount of Receivables. Sell with recourse, discount (other than to the extent of finance and interest charges included therein) or otherwise sell for less than face value thereof, any of its notes or accounts receivable, except notes or accounts receivable of any Obligor or its Subsidiaries the collection of which is doubtful in accordance with GAAP.

7D. Limitation on Certain Restrictive Agreements. No Obligor will nor will it permit any of its Subsidiaries to enter into or suffer to exist any contractual obligation, other than this Agreement, which in any way restricts the ability of such Obligor or any of its Subsidiaries to (a) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, (b) make any payments in respect of the Notes required under this Agreement, (c) make any dividends or Distributions or (d) transfer any of its property or assets to such Obligor or a Subsidiary of such Obligor except for any such restrictions set forth in the Credit Agreement and the Second Lien Loan Agreement, as in effect on the date hereof, or in any documents, instruments or agreements evidencing any Permitted Refinancing Debt thereof on the date of the incurrence or issuance thereof.

7E. Terrorism Sanctions Regulations. No Obligor will nor will it permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

7F. Financial Covenants.

(i) Minimum Consolidated EBITDA. With respect to any fiscal quarter ending prior to the Replacement Covenant Notice Date, Pulitzer will not permit Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ended as of the last day of each fiscal quarter set forth below, to be less than the amount set forth below opposite such date:

Fiscal Quarter Ending in	Consolidated EBITDA
June, 2013	$25,200,000
September, 2013	$25,100,000
December, 2013	$24,800,000
March, 2014	$24,700,000
June, 2014	$24,600,000
September, 2014	$24,500,000
December, 2014	$24,200,000
March, 2015	$24,200,000
June, 2015	$24,000,000
September, 2015	$23,900,000
December, 2015	$23,900,000
March, 2016	$23,900,000
June, 2016	$23,900,000
September, 2016	$23,900,000
December, 2016	$23,900,000
March, 2017	$23,900,000

(ii) Consolidated Debt to Consolidated EBITDA. With respect to any fiscal quarter ending after the Replacement Covenant Notice Date, Pulitzer will not permit the ratio of (a) Consolidated Debt as of the last day of such fiscal quarter to (b) Consolidated EBITDA for the four consecutive fiscal quarters ended as of such last day to be greater than 2.25 to 1.00.

7G. Priority Debt. Pulitzer will not at any time permit any Priority Debt to exist except (i) Debt (including, without limitation, Capitalized Lease Obligations) secured by Liens permitted by clause (v) or (vi) of Section 7C(1) provided that the aggregate principal amount of all such Debt shall not at any time exceed $1,000,000, (ii) unsecured Debt in respect of the reimbursement obligations of letters of credit issued or in respect of worker’s compensation arrangements not to exceed $5,000,000 outstanding at any time, (iii) unsecured Debt subordinated to the Secured Obligations on terms and conditions satisfactory to the Required Holders, and (iv) Debt of the Credit Parties under any guarantee of the Debt under or in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect thereof), so long as (a) the Intercreditor Agreement is in full force and effect, and (b) the aggregate principal amount of the Debt which is guaranteed by any Credit Party in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect thereof) does not exceed $175,000,000 at any time.

7H. Capital Expenditures.

(i) Pulitzer will not, and will not permit any of its Subsidiaries to, make Capital Expenditures in any of the following fiscal years of Pulitzer in an aggregate amount for all such Persons in excess of the amount set forth below opposite such fiscal year:

Fiscal Year Ending	Aggregate Amount of Capital Expenditures
2013	$4,000,000
2014	$4,000,000
2015	$4,000,000
2016	$4,000,000
2017	$4,000,000

(ii) In the event that the amount of Capital Expenditures permitted to be made by Pulitzer and its Subsidiaries during any fiscal year of Pulitzer is greater than the amount of Capital Expenditures actually made by Pulitzer and its Subsidiaries during such fiscal year, 100% of such excess for such fiscal year may be carried forward and utilized to make Capital Expenditures in any succeeding fiscal year.

7I. Restricted Payments. Pulitzer will not, and will not permit any Subsidiary to, make any Restricted Payments at any time except for Restricted Payments made to another Subsidiary or Pulitzer. Pulitzer shall cause Star Publishing to pay to Pulitzer as a dividend (i) promptly and in any event within 5 Business Days of the receipt thereof, all cash and other Distributions it receives from TNI Partners or otherwise pursuant to the TNI Agreement or otherwise and (ii) within 5 Business Days after the end of each calendar month, all cash and Cash Equivalents it holds as of the end of such calendar month (other than cash to be paid pursuant to the foregoing clause (i)).

PARAGRAPH 8 EVENTS OF DEFAULT.

8A. Events of Default and Acceleration. The following events shall each constitute an “Event of Default” hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) an Obligor defaults in the payment of any principal of or premium payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) an Obligor defaults in the payment of any interest on any Note or any other amounts due under the Transaction Documents for more than 5 Business Days after the date due; or

(iii) any representation or warranty made by an Obligor in any of the Transaction Documents or in any writing furnished in connection with or pursuant to any of the Transaction Documents shall be false in any material respect on the date as of which made; or

(iv) an Obligor fails to perform or observe any covenant or agreement contained in paragraph 7 (it being understood that no Event of Default shall exist or arise as a result of non-compliance with paragraph 7F(ii) hereof prior to the Replacement Covenant Notice Date and that no Event of Default shall exist or arise as a result of non-compliance with paragraph 7F(i) hereof on or after the Replacement Covenant Notice Date); or

(v) an Obligor fails to perform or observe any other agreement, term or condition contained herein (other than those referred to in clauses (i), (ii) or (iv)) and such failure shall not be remedied within 30 days after any Responsible Officer of any Obligor obtains actual knowledge thereof; or

(vi) Pulitzer or any wholly-owned Subsidiary (other than a wholly-owned Subsidiary of STL Post-Dispatch that is not a Material Subsidiary) makes an assignment for the benefit of creditors or is generally not able to pay its debts as such debts become due; or

(vii) any decree, judgment, or order for relief in respect of Pulitzer or any wholly-owned Subsidiary (other than a wholly-owned Subsidiary of STL Post-Dispatch that is not a Material Subsidiary) is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(viii) (a) Pulitzer or any wholly-owned Subsidiary (other than a wholly-owned Subsidiary of STL Post-Dispatch that is not a Material Subsidiary) petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of Pulitzer or any such Subsidiary, or of any substantial part of the assets of Pulitzer or any such Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of any such Subsidiary) relating to Pulitzer or any such Subsidiary under the Bankruptcy Law of any other jurisdiction or (b) Pulitzer or any wholly-owned Subsidiary (other than a wholly-owned Subsidiary of STL Post-Dispatch that is not a Material Subsidiary) takes any action for the purpose of the liquidation or dissolution of Pulitzer or such Subsidiary, or in furtherance thereof except in connection with a merger pursuant to paragraph 7C(6); or

(ix) any petition or application referred to in clause (viii)(a) above is filed, or any such proceedings are commenced, against Pulitzer or any Subsidiary (other than a Subsidiary of STL Post-Dispatch that is not a Material Subsidiary) and Pulitzer or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(x) any order, judgment or decree is entered in any proceedings Pulitzer or any Subsidiary (other than a Subsidiary of STL Post-Dispatch that is not a Material Subsidiary) decreeing the dissolution Pulitzer or such Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xi) one or more final judgments in an aggregate amount in excess of $10,000,000 is rendered against an Obligor or any of their respective Subsidiaries and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal; or

(xii) (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is requested or granted under section 412 of the Code, (b) a Reportable Event with respect to a Plan, (c) a notice of intent to terminate any Plan in a distress termination (within the meaning of ERISA section 4041(c)) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any of its ERISA Affiliates that a Plan may become a subject of such proceedings, (d) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $76,000,000, (e) any Obligor or any of its ERISA Affiliates shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (f) any Obligor or any of its ERISA Affiliates is assessed liability for a partial or complete withdrawal from any Multiemployer Plan, (g) notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA) or “insolvency” (within the meaning of Section 4245 of ERISA), (h) the failure by any Obligor or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (i) the imposition of a Lien upon the assets of any Obligor or any of its ERISA Affiliates pursuant to the Code or ERISA with respect to any Plan or (j) any Obligor or any of its respective Subsidiaries establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any of its Subsidiaries thereunder; and any such event or events described in clauses (a) through (j) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(xiii) [reserved]; or

(xiv) [reserved]; or

(xv) any Collateral Document shall cease for any reason (other than pursuant to the terms thereof) to create a valid Lien in the collateral purported to be covered thereby or such Lien shall for any reason cease to be a perfected and first priority Lien (subject only to Permitted Liens); or

(xvi) (a) Lee or any of its Subsidiaries shall (1) default in any payment of any Debt (other than the Note Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Debt was created or (2) default in the observance or performance of any agreement or condition relating to any Debt (other than the Note Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Debt to become due (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated) prior to its stated maturity, or (b) any Debt (other than the Note Obligations) of Lee or any of its Subsidiaries shall be declared to be (or shall become) due and payable (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated), or required to be prepaid (and/or terminated, as the case may be) other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this clause (xvi) unless the aggregate principal amount of all Debt as described in the preceding clauses (a) and (b) is at least $10,750,000 or unless such Debt is in respect of the Credit Agreement or the Second Lien Loan Agreement or any Permitted Refinancing Debt or any Additional Permitted Indebtedness (as defined in the Second Lien Loan Agreement); provided, however, that with respect to any breach or default under Sections 10.08 or 10.09 of the Credit Agreement (as in effect on the date hereof) or any successor provisions or analogous financial covenants in any documentation relating to any Permitted Refinancing Debt, such breach or default shall only constitute an Event of Default under this clause (xvi) if such breach or default occurs and is not cured or waived within 30 days after the occurrence of such breach or default; provided further that, so long as no Default or Event of Default has otherwise occurred and is continuing, it shall not be a Default or Event of Default under this paragraph 8A(xvi) if an event of default or default arises (or arose on or prior to the date hereof) under a Deferred Intercompany Note as a result of Lee’s, Lee Publications, Inc.’s or Sioux City Newspapers, Inc.’s failure to pay prior to the final maturity thereof the principal amount of (or, in the case of a default or event of default prior to the date hereof, interest on) the intercompany loans under the Deferred Intercompany Notes as and when it becomes (or became) due and payable (and, for the avoidance of doubt, it shall not be a Default or Event of Default if a holder of a Deferred Intercompany Note shall fail (or shall have failed) to take any action to enforce its rights under any Deferred Intercompany Note); or

(xvii) Lee or any Material Lee Subsidiary shall commence a voluntary case concerning itself under any Bankruptcy Law; or an involuntary case is commenced against Lee or any Material Lee Subsidiary, and the petition is not controverted within 15 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined under Title 11 of the United States Code) is appointed for, or takes charge of, all or substantially all of the property of Lee or any Material Lee Subsidiary, to operate all or any substantial portion of the business of Lee or any Material Lee Subsidiary; or Lee or any Material Lee Subsidiary commences any other proceeding under any Bankruptcy Law relating to Lee or any Material Lee Subsidiary, or there is commenced against Lee or any Material Lee Subsidiary any such proceeding which remains undismissed for a period of 60 days after the filing thereof; or Lee or any Material Lee Subsidiary is adjudicated insolvent or bankrupt; or any order for relief or other order under any Bankruptcy Law approving any such case or proceeding is entered; or Lee or any Material Lee Subsidiary makes a general assignment for the benefit of creditors; or any action is taken by Lee or any Material Lee Subsidiary for the purpose of effecting any of the foregoing; or

(xviii) any Credit Party shall fail to perform or observe any other agreement, term or condition contained in any Transaction Document to which it is a party (other than this Agreement or the Notes) and such failure shall not be remedied within thirty (30) days after any Responsible Officer obtains knowledge thereof; or

(xix) any Lee Company shall be a party to any agreement that restricts Pulitzer or any of its Subsidiaries from compliance in full with all provisions of all Transaction Documents; or

(xx) with respect to any Fiscal Year ending after September 25, 2012, the Lee Companies shall fail to contribute to any qualified or non-qualified pension, retirement or similar employee compensation plans of Pulitzer and its Subsidiaries (including, without limitation, split-dollar insurance policies) an amount equal to the lesser of (a) $2,000,000 or (b) that amount necessary to meet minimum funding requirements of Pulitzer and its Subsidiaries with respect to any such plan for such Fiscal Year in accordance with applicable laws and regulations and consistent with Pulitzer’s past practices; or

(xxi) Lee or any of its Subsidiaries shall enter into an amendment or modification to (a) the Credit Agreement, any guaranty, security agreement or other document relating thereto or any indenture, purchase agreement, loan agreement, security agreement or other agreement or instrument relating to any Permitted Refinancing Debt in respect of the Credit Agreement, or (b) any Second Lien Debt Document or any indenture, purchase agreement, loan agreement, security agreement or other agreement or instrument relating to any Permitted Refinancing Debt in respect of the Second Lien Loan Agreement, in each case without the prior written consent of the Required Holders except, an amendment or modification which could not reasonably be expected to be adverse to the holders of Notes in any material respect; or

(xxii) (a) any payment or demand for payment (satisfying the requirements for the making of such demand for payment) is made under any guarantee executed by any Credit Party in respect of the Second Lien Loan Agreement or any indenture, purchase agreement, loan agreement, security agreement or other agreement or instrument relating to any Permitted Refinancing Debt in respect of the Second Lien Loan Agreement, or (b) the Liens securing Debt under or in respect of the Second Lien Debt Documents (or any Permitted Refinancing Debt in respect thereof) shall cease, for any reason, to be validly subordinated to the Liens securing the Note Obligations as provided in the Intercreditor Agreement or the Intercreditor Agreement or any provision thereof shall cease to be in full force or effect, or Pulitzer, any Subsidiary of Pulitzer or any Person acting for or on behalf of Pulitzer or any Subsidiary of Pulitzer shall deny or disaffirm Pulitzer’s or such Subsidiary’s obligations under the Intercreditor Agreement or Pulitzer or any of its Subsidiaries shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the Intercreditor Agreement; or

(xxiii) any provision of the Tax Sharing Agreement shall be amended, waived or otherwise modified without the consent of the Required Holders or Pulitzer shall fail diligently to enforce its rights thereunder in any material respect.

If (A) an Event of Default specified in clause (i) or (ii) of this paragraph 8A occurs, the holder of any Note (other than any Obligor or any of their respective Subsidiaries or Affiliates) may at its option during the continuance of such Event of Default, by notice in writing to the Obligors, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at 105% of the principal amount then outstanding, together with interest accrued thereon and together with any other fees or amounts owing to such holder under the Transaction Documents, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors, (B) an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 8A occurs, all of the Notes at the time outstanding shall automatically become immediately due and payable at 105% of the principal amount then outstanding, together with interest accrued thereon with respect to each Note and any other fees or amounts then owing under the Transaction Documents, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Obligors, and (C) an Event of Default (including an event described in clause (A) above) occurs and is continuing, the holder or holders of at least a majority of the aggregate principal amount of Notes then outstanding may at its or their option, by notice in writing to the Obligors, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable at 105% of the principal amount then outstanding, together with interest accrued thereon and together with any other fees or amounts then owing under the Transaction Documents, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

Each of the Obligors acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of 105% of the principal amount of the Notes by the Obligors in the event that the Notes are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

8B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 8A (other than pursuant to clauses (vii), (viii) or (ix) thereof), the holder or holders of at least a majority of the aggregate principal amount of Notes then outstanding may, by notice in writing to the Obligors, rescind and annul such declaration and its consequences if (i) the Obligors shall have paid all overdue interest on the Notes, the principal of the Notes which has become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal at the rate specified in the Notes, (ii) the Obligors shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 12C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

8C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 8A or any such declaration shall be rescinded and annulled pursuant to paragraph 8B, the Obligors shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

8D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights (or instruct the Collateral Agent to act, as the case may be) under this Agreement, such Note and the other Transaction Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in any other Transaction Document or in aid of the exercise of any power granted in this Agreement or in any other Transaction Document. No remedy conferred in this Agreement or in any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

PARAGRAPH 9 REPRESENTATIONS, COVENANTS AND WARRANTIES.

Each of the Obligors represents, covenants and warrants to each Purchaser as follows:

9A. Organization and Qualification; Due Authorization. STL Post-Dispatch is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware. Pulitzer is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Each Material Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or otherwise organized. The Obligors have and each Material Subsidiary has the limited liability company or corporate power, as applicable, to own its respective property and to carry on its respective business as now being conducted, and each Obligor is and each Material Subsidiary is duly qualified as a foreign limited liability company or foreign corporation, as applicable, to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has the limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement, the Notes and each of the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof. The execution, delivery and performance by the Obligors of this Agreement and the Notes have been duly authorized by all necessary limited liability company action, and this Agreement constitutes, and upon execution and delivery thereof, each Note and each other Transaction Document to which any Credit Party is a party will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9B. Material Adverse Change. Since January 30, 2012, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

9C. Litigation; Observance of Agreements, Statutes and Orders.

(i) Except as set forth in Schedule 9C (it being understood that disclosure on Schedule 9C is not a representation that the matter to which the disclosure relates is expected to have a Material Adverse Effect), there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Obligors, threatened against or affecting the Obligors or any of their respective Subsidiaries or any property of any Obligor or any such Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) No Obligor nor any of their respective Subsidiaries is (a) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (b) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (c) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA Patriot Act or any of the other laws and regulations that are referred to in paragraph 9K), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9D. Outstanding Debt.

(i) Except as described therein, Schedule 9D sets forth a complete and correct list of all outstanding Debt of the Obligors and their respective Subsidiaries as of March 31, 2013 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Obligors or their respective Subsidiaries. No Obligor nor any of their respective Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of any Obligor or any Subsidiary and no event or condition exists with respect to any Debt of any Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(ii) Except as disclosed in Schedule 9D, no Obligor nor any of their respective Subsidiaries has agreed or consented to cause or permit at present or in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by paragraph 7C(1).

9E. Title to Properties. Each Obligor has and each of its Material Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, subject to no Lien of any kind except Permitted Liens. All leases necessary in any material respect for the conduct of the respective businesses of each Obligor and their respective Subsidiaries are valid and subsisting and are in full force and effect.

9F. Conflicting Agreements and Other Matters. No Obligor nor any of their respective Subsidiaries is a party to any contract or agreement or subject to any charter or other limited liability company or corporate restriction which materially and adversely affects the business, property or assets, or financial condition of the Obligors and their respective Subsidiaries, taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor the issuance of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any Obligor or any of its Subsidiaries pursuant to, (i) the limited liability company agreement, charter, by-laws or other organizational documents of any Obligor or any of its Subsidiaries, (ii) the Second Lien Debt Documents, (iii) any award of any arbitrator or (iv) any agreement other than the Second Lien Debt Documents (including any agreement with members or stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which any Obligor or any of its Subsidiaries is subject, except, in the cases of clauses (iii) and (iv) above, to the extent any such conflict, breach, defaults, violation or creation of a Lien could not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Limited Liability Company Agreement (as in effect on the date hereof) and as set forth on Schedule 9F, no Obligor nor any of their respective Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of such Obligor or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its limited liability company agreement, charter or other organizational documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of such Obligor of the type evidenced by the Notes.

9G. Margin Stock. No Obligor nor any of their respective Subsidiaries owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (“margin stock”). No Obligor nor any agent acting on behalf of any Obligor has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

9H. ERISA. Except as stated in Schedule 9H (it being understood that disclosure on Schedule 9H is not a representation that the matter to which the disclosure relates is expected to have a Material Adverse Effect),

(i) Each Obligor and each of its respective ERISA Affiliates has operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. No Obligor nor any of their respective ERISA Affiliates has incurred any liability (including actual or contingent withdrawal liability under section 4201 or 4204 of ERISA in respect of Multiemployer Plans) pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Obligor or any of their respective ERISA Affiliates, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any of their respective ERISA Affiliates, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or Federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate material.

(ii) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), as reflected in the September 25, 2011 actuarial valuation report of the Plans per GAAP and determined as of September 25, 2011 on the basis of the actuarial assumptions specified for accounting purposes in such report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $38,000,000 in the case of any single Plan and by more than $72,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(iii) The expected postretirement benefit obligation (determined as of the last day of Pulitzer’s most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Accounting Standards Codification 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of Pulitzer and its Subsidiaries is not material.

(iv) The execution and delivery of this Agreement and the issuance of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors to each Purchaser in the first sentence of this clause (iv) of paragraph 9H is made in reliance upon and subject to the accuracy of such Purchaser’s representation in paragraph 10B as to the sources of the funds used to acquire the Notes held by such Purchaser on the Closing Date.

9I. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Credit Parties of this Agreement, the Notes or any other Transaction Document which has not been obtained or made on or prior to the Closing Date.

9J. Disclosure. All factual information (taken as a whole) theretofore furnished by or on behalf of Lee and its Subsidiaries in writing to the Purchasers (including, without limitation,

all information contained in the Transaction Documents) for purposes of or in connection with this Agreement, the other Transaction Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this paragraph 9J, such factual information shall not include any projections or any pro forma financial information. There is no fact peculiar to any Obligor or any of its Subsidiaries which materially adversely affects or in the future may (so far as such Obligor can now foresee) materially adversely affect the business, property or assets, or financial condition of the Obligors and their respective Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Purchasers by or on behalf of any Obligor on or prior to the date hereof in connection with the transactions contemplated hereby.

9K. Foreign Assets Control Regulations, Etc.

(i) No Obligor nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(ii) No Obligor nor any Controlled Entity has any investments in, or engages in any dealings or transactions with, any Person where such investments, dealings or transactions would cause the purchase, holding, or receipt of any payment or exercise of any rights in respect of, any Note by the holder thereof to be in violation of any of the laws or regulations identified in this paragraph 9K.

(iii) To the actual knowledge of the Obligors after making due inquiry, no Obligor nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Obligor has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that such Obligor and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(iv) Each Obligor has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that such Obligor and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

9L. Solvency. On and as of the Closing Date, and after giving effect to all debt being incurred or assumed and Liens created by the Credit Parties in connection with this Agreement, the Notes and the other Transaction Documents, (i) the sum of the assets, at a fair valuation, of STL Post-Dispatch (on a stand-alone basis), of Pulitzer (on a stand-alone basis) and of Pulitzer and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) STL Post-Dispatch (on a stand-alone basis), Pulitzer (on a stand-alone basis), and Pulitzer and its Subsidiaries (taken as a whole) has not or have not incurred and does not or do not intend to incur, and does not or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the STL Post-Dispatch (on a stand-alone basis), Pulitzer (on a stand-alone basis), and Pulitzer and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this paragraph 9L, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

9M. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(i) Schedule 9M contains (except as noted therein) a complete and correct list of Pulitzer’s Subsidiaries, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by Pulitzer and each other Subsidiary of Pulitzer, and identifying the Material Subsidiaries.

(ii) All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 9M as being owned by Pulitzer and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Pulitzer or another Subsidiary of Pulitzer free and clear of any Lien (except as otherwise disclosed in Schedule 9M).

(iii) Each Subsidiary of Pulitzer is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(iv) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 9M and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar Distributions of profits to the Obligors or any of their respective Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Subsidiary.

9N. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Credit Party of the Tax Sharing Agreement, or this Agreement, the Notes, the Subsidiary Guaranty Agreement, the Security Agreement, the Pledge Agreement, the Deeds of Trust, the Account Control Agreement, the Trademark Security Agreements, the Copyright Security Agreements, or any other Transaction Document to which such Credit Party is a party, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Credit Party under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Credit Party is bound or by which any Credit Party or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Credit Party or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Credit Party, except, in the case of the other Transaction Documents not specifically enumerated above, to the extent such contravention, conflict, breach or violation, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

9O. Licenses, Permits, Etc. Each Obligor and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, (i) with respect to Material IP, without any conflict with the rights of others and (ii) with respect to the foregoing other than Material IP, without any known conflict with the rights of others, which, or the failure to own or have which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9P. Taxes. Each Obligor and each of their respective Subsidiaries has timely filed (within any applicable extension periods) or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

9Q. Environmental Matters.

(i) No Obligor nor any of their respective Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any of their respective Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(ii) No Obligor nor any of their respective Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(iii) No Obligor nor any of their respective Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(iv) All buildings on all real properties now owned, leased or operated by the Obligors or any of their respective Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

PARAGRAPH 10 REPRESENTATIONS OF THE PURCHASERS.

10A. Nature of Purchase. Each Purchaser severally represents that it is acquiring the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of the property of such Purchaser or trust funds shall at all times be within such Purchaser’s or funds’ control.

10B. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to acquire the Notes held by it:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Obligors in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, the QPAM does not own a 10% or more interest in any Obligor and no person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) owns a 20% or more interest in any Obligor (or less than 20% but greater than 10%, if such person exercises control over the management or policies of such Obligor by reason of its ownership interest) and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets were included in such investment fund have been disclosed to the Obligors in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in any Obligor and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source were disclosed to the Obligors in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Obligors in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 10B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

10C. Independent Investigation. Each Purchaser made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Obligors and their respective Subsidiaries in connection with its acquisition of the Notes and has made and shall continue to make its own appraisal of the creditworthiness of the Obligors. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

PARAGRAPH 11 DEFINITIONS; ACCOUNTING MATTERS.

For the purpose of this Agreement, the terms defined in paragraphs 11B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 11C.

11A. [Reserved].

11B. Other Terms.

“Account Control Agreement” shall have the meaning specified in paragraph 4M(6).

“Accumulated Cash Flow Deficit” shall mean, for any Fiscal Quarter ending after the Closing Date, the greater of (i) zero and (ii) an amount equal to (a) the Accumulated Cash Flow Deficit for the prior Fiscal Quarter (for the avoidance of doubt, after giving effect to any reduction thereof as the result of the application thereto of Excess Cash Flow for such prior Fiscal Quarter), provided that, for the first fiscal quarter ending after the Closing Date, the amount under this clause (a) shall be equal to zero, plus (b) the Cash Flow Deficit (for this purpose, calculated without reference to the $10,000,000 floor referenced in clauses (i)(b)(B) and (ii)(b)(B) of the definition thereof) for such Fiscal Quarter, minus (c) the Excess Cash Flow for such Fiscal Quarter.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in paragraph 12C.

“Anti-Money Laundering Laws” shall have the meaning specified in paragraph 9K(iii).

“Asset Sale” shall mean any sale, transfer or other disposition of any assets of Pulitzer or any of its Subsidiaries other than (i) the sale of inventory sold in the ordinary course of business, (ii) grants of licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Pulitzer or its Subsidiaries and so long as any such grant does not prevent foreclosure on the affected asset if it is subject to any of the Liens created by the Collateral Documents and may be revoked upon such foreclosure, (iii) any such transaction between Pulitzer and any one of its Subsidiaries or between Subsidiaries of Pulitzer, (iv) any transaction permitted by paragraph 7C(6) to the extent such transaction involves only Pulitzer and its Subsidiaries, and (v) the sale or other disposition of cash and Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value.

“Asset Sale Prepayment” shall have the meaning specified in paragraph 5D.

“Asset Sale Proceeds” shall mean, with respect to any Asset Sale, the amount of cash proceeds received (directly or indirectly, including, subject to the proviso hereto, insurance and condemnation proceeds) by or on behalf of Pulitzer or any Subsidiary in connection therewith (including, without limitation, cash payments in respect of non-cash consideration to the extent permitted by clause (iv) of paragraph 7C(3) and paragraph 7C(4), as and when such cash payments are received), after deducting therefrom only (i) the amount of any Debt secured by any Permitted Lien (other than (A) the Notes and (B) Debt assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Sale and (ii) all direct costs and reasonable fees, commissions, expenses and taxes related thereto to the extent paid or payable to a Person that is not an Affiliate or a Subsidiary, provided that Asset Sale Proceeds shall not include, so long as no Event of Default has occurred and is continuing, (1) the proceeds of the any Asset Sale effected pursuant to paragraph 7C(4)(i) to the extent such proceeds are applied to replace the assets subject to such Asset Sale with assets of like kind and purposes or (2) insurance and condemnation proceeds from any single occurrence of less than $10,000,000 to the extent such proceeds are applied to repair or replace the assets subject to the casualty or condemnation giving rise to the payment of such proceeds.

“Asset Sale Proceeds Reserve Account” shall mean account number 556261 maintained at The Bank of New York Mellon into which Asset Sale Proceeds will be deposited in accordance with paragraph 5D.

“Available Excess Cash Flow” shall mean, for any Fiscal Quarter ending after the Closing Date, the Excess Cash Flow for such Fiscal Quarter, minus the Accumulated Cash Flow Deficit as of the last day of the immediately preceding Fiscal Quarter.

“Bankruptcy Law” shall have the meaning specified in clause (vii) of paragraph 8A.

“Blocked Person” shall have the meaning specified in paragraph 9K(i).

“Business Day” shall mean any day on which banks are open for business in New York City (other than a Saturday, a Sunday or a legal holiday in the States of New York or Nebraska).

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person; and the amount of such Capitalized Lease Obligations outstanding shall be deemed to be the amount thereof accounted for as indebtedness in accordance with GAAP.

“Carryforward Amount” shall mean, in determining the Reduction Amount applicable to any Fiscal Year, an amount equal to the lesser of (i) $2,400,000 and (ii) to the extent in excess of $16,000,000, the aggregate amount of all prepayments of principal of the Notes made in the immediately preceding Fiscal Year pursuant to paragraphs 5B and 5C and all other prepayments; provided that, notwithstanding the foregoing, the Carryforward Amount shall be equal to zero for purposes of determining the Reduction Amount applicable to any date occurring during the Fiscal Year ending in September, 2012.

“Cash Equivalents” shall mean investments described in clauses (vi) through (xiii) and clauses (xvii) through (xx) of paragraph 7C(3).

“Cash Flow Deficit” shall mean (i) for the Fiscal Quarter ending March 25, 2012, the amount by which (A) the aggregate amount of all Unrestricted Cash held by Pulitzer and its Subsidiaries on a consolidated basis as at the close of business on January 30, 2012 (immediately prior to giving effect to the issuance of the December 2015 Notes as contemplated by paragraph 2B of the Prior Note Agreement) exceeded (B) the aggregate amount of all Unrestricted Cash held by Pulitzer and its Subsidiaries on a consolidated basis as at the close of business on March 25, 2012, and (ii) for each Fiscal Quarter of Pulitzer ending thereafter, an amount equal to (A) the amount by which (1) the aggregate amount of all Unrestricted Cash held by Pulitzer and its Subsidiaries on a consolidated basis as at the close of business on the last day of the immediately preceding Fiscal Quarter exceeded (2) the aggregate amount of all Unrestricted Cash held by Pulitzer and its Subsidiaries on a consolidated basis as at the close of business on the last day of the fiscal quarter then ending.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of 50% or more on a fully diluted basis of the Voting Equity Interests of Lee or (B) shall have obtained the power (whether or not exercised) to elect a majority of Lee’s directors, (ii) the board of directors of Lee shall cease to consist of a majority of Continuing Directors, (iii) the failure of Lee to directly or indirectly hold 100% of the Equity Interests of any Obligor (it being understood that the “phantom equity interests” to be held by Herald, as contemplated by the Redemption Agreement (as in effect on the Closing Date), shall be deemed not to be an Equity Interest for purposes of this definition) or (iv) a “change of control” or similar event shall occur as provided in the Credit Agreement, the Second Lien Loan Agreement, any Permitted Refinancing Debt (or any documentation governing the same) or any other agreement evidencing Debt of Lee or any Subsidiary of Lee with an aggregate outstanding principal amount of at least $25,000,000.

“Change of Control Notice” shall have the meaning specified in paragraph 5E.

“Change of Control Prepayment Date” shall have the meaning specified in paragraph 5E.

“Claims” shall have the meaning specified in paragraph 6G.

“Closing Date” shall have the meaning specified in paragraph 3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning specified in the Security Agreement.

“Collateral Agent” shall mean The Bank of New York Mellon Trust Company, N.A. in its capacity as collateral agent for the holders from time to time of the Notes, together with its successors and assigns in such capacity.

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreement, the Deeds of Trust, the Trademark Security Agreements, the Copyright Security Agreements, the Account Control Agreement and each of the other security agreements, pledge agreements, trademark security agreements, copyright security agreements, deeds of trust, mortgages, leasehold mortgages, account control agreements or other agreements or instruments from time to time executed and delivered pursuant to the terms hereof or thereof that grants or purports to grant a Lien in favor of the Collateral Agent securing the obligations of the Credit Parties under this Agreement, any of the Notes and/or the other Transaction Documents, as each may be amended, restated, supplemented or otherwise modified from time to time, together with all financing statements or comparable documents filed with respect thereto under the Uniform Commercial Code of any jurisdiction or comparable law.

“Consolidated Debt” shall mean, with respect to Pulitzer and its Subsidiaries on any date of determination, (i) total Debt of Pulitzer and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus (ii) the aggregate amount of all Debt permitted by paragraph 7G(iv) hereof.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus, all amounts deducted or excluded in the computation thereof on account of (without duplication) (a) Consolidated Interest Expense, (b) depreciation and amortization expense, (c) income and profits taxes, (d) Restricted Intercompany Charges to Pulitzer permitted under paragraph 7C(7)(i) but not paid or settled in cash and properly allocable to such period in accordance with GAAP, (e) any curtailment charges relating to the reduction or elimination of benefits under any Plan maintained by Pulitzer or its Subsidiaries, and (f) the fees paid pursuant to paragraph 4Q to the extent not capitalized or otherwise deferred and amortized minus, to the extent included in Consolidated Net Income for such period (without duplication), (x) cash interest income for such period and (y) for the avoidance of doubt, any curtailment gains relating to any reduction or elimination of benefits under any Plan.

“Consolidated Interest Expense” shall mean, for any period, for Pulitzer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, the sum of all amounts which would be deducted in computing Consolidated Net Income on account of interest on Debt (including (whether or not so deducted) (i) imputed interest in respect of Capitalized Lease Obligations, (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Debt of Pulitzer and its Subsidiaries of the type described in clause (x) of the definition of “Debt” (to the extent same does not arise from a financing arrangement constituting an operating lease), and (iii) all commissions, discounts and other regularly accruing commitment, letter of credit and other banking fees and charges, but excluding (x) amortization of debt discount and expense and (y) other non-cash interest expense.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Pulitzer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding:

(a) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of Pulitzer or any of its Subsidiaries;

(b) any losses arising from the sale or other disposition of any assets (other than current assets) to the extent the aggregate amount of losses during such period exceeds the aggregate amount of gains during such period from such sale;

(c) any amount representing any interest in the undistributed earnings of (i) any other Person that is not a Subsidiary of Pulitzer, (ii) TNI Partners and (iii) any other Subsidiary of Pulitzer that is accounted for by Pulitzer by the equity method of accounting;

(d) any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary of Pulitzer acquired prior to its becoming a Subsidiary of Pulitzer;

(e) any earnings of a successor to or transferee of the assets of Pulitzer prior to its becoming such successor or transferee;

(f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person;

(g) any extraordinary gains or extraordinary losses not covered by clause (a) or (b) above;

(h) any non-cash charges related to goodwill and asset write-offs and write-downs;

(i) any other non-cash gains or losses; and

(j) amortization of debt discounts and expenses for such period.

“Continuing Directors” shall mean the directors of Lee on the Closing Date and each other director if such director’s nomination for election to the board of directors of Lee is recommended by a majority of the then Continuing Directors.

“Controlled Entity” means any of the Subsidiaries of any Obligor and any of their or any Obligor’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyright Security Agreements” shall have the meaning specified in paragraph 4M(5).

“Credit Agreement” shall have the meaning specified in paragraph 4J.

“Credit Agreement Amendment” shall have the meaning specified in paragraph 4J.

“Credit Party” shall mean Pulitzer, STL Post-Dispatch and the Subsidiary Guarantors.

“Debt” shall mean and include without duplication:

(i) all obligations for borrowed money or obligations represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid;

(ii) Capitalized Lease Obligations;

(iii) indebtedness secured by any Lien existing on property owned by any Obligor or any Subsidiary subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by any Obligor or any Subsidiary;

(iv) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, indebtedness, stock or dividends of any Person;

(v) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debt, dividends or expenses;

(vi) obligations under any contract for the purchase of materials, supplies or other property from any Person if such contract (or any related document) requires that payment for such materials, supplies or other property shall be made regardless of whether or not delivery of such materials, supplies or other property is ever made or tendered;

(vii) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

(viii) obligations under any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person;

(ix) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

(x) all Off-Balance Sheet Liabilities; and

(xi) all Swaps;

provided, however, that Debt shall not include (a) loans, advances and capital contributions by any Credit Party to any other Credit Party, (b) the guaranty of the obligations of any Obligor or any of their respective Subsidiaries under an executory contract to purchase or sell a business, (c) the obligation to redeem the phantom equity interests referred to in clause (iii) of the definition of “Change of Control” or (d) any activities permitted pursuant to Section 7C(3) that would otherwise be Debt thereunder due to any of clauses (iv), (ix) or (xi) above.

“December 2015 Notes” shall mean the adjustable rate senior notes of STL Post-Dispatch, issued on January 30, 2012, which were redeemed in full on the Closing Date with the proceeds of the Notes.

“Deeds of Trust” shall have the meaning specified in paragraph 4M(3).

“Default” shall mean any of the events specified in paragraph 8A, whether or not the giving of notice, the passage of time or any other requirement for such event to become an Event of Default has been satisfied.

“Deferred Intercompany Notes” shall mean the collective reference to (a) the promissory note, dated October 1, 2002, made by Lee Publications, Inc. payable to Lee Consolidated Holdings Co., as successor by assignment to Lee Enterprises, Incorporated in the original principal amount of $264,000,000, (b) the revolving line of credit promissory note, dated October 1, 2002, made by Lee payable to Lee Consolidated Holdings Co., (c) the promissory note, dated July 1, 2002, made by Lee Publications, Inc. payable to Lee Consolidated Holdings Co., in the original principal amount of $59,300,000, and (d) the promissory note, dated July 1, 2002, made by Sioux City Newspapers, Inc. payable to Lee Consolidated Holdings Co., in the original principal amount of $59,300,000, as each such note is amended, restated, modified and/or supplemented from time to time, and any replacements or refinancings thereof.

“Distribution” shall mean, in respect of any corporation, association or other business entity:

(a) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and

(b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

“Environmental Laws” shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Obligor, any other Person (or any trade or business, whether or not incorporated) that is under common control with such Obligor within the meaning of Section 414 of the Code.

“Event of Default” shall mean any of the events specified in paragraph 8A, provided that the giving of notice, the passage of time or any other requirement set forth in such paragraph for such event to become an Event of Default has been satisfied.

“Excess Cash Flow” shall mean an amount, if positive, equal to (i) for the Fiscal Quarter ending March 25, 2012, (a) the aggregate amount of all Unrestricted Cash held by Pulitzer and its Subsidiaries on a consolidated basis as at the close of business on March 25, 2012, minus (b) the greater of (A) the aggregate amount of all Unrestricted Cash held by Pulitzer and its Subsidiaries on a consolidated basis as at the close of business on the Closing Date and (B) $10,000,000 and (ii) for each Fiscal Quarter ending thereafter, (a) the aggregate amount of all Unrestricted Cash held by Pulitzer and its Subsidiaries on a consolidated basis as at the close of business on the last day of such Fiscal Quarter, minus (b) the greater of (A) the aggregate amount of all Unrestricted Cash held by Pulitzer and its Subsidiaries on a consolidated basis as at the close of business on the last day of the immediately preceding Fiscal Quarter and (B) $10,000,000.

“Excess Cash Flow Sweep Prepayment” shall have the meaning specified in paragraph 5B.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Excluded TNI Assets” shall mean all real and personal property of Star Publishing which is leased to or used in the operations or business of TNI Partners, and all proceeds of any of the foregoing. For the avoidance of doubt, “Excluded TNI Assets” shall not include any Equity Interests in TNI Partners.

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Fiscal Quarter” shall refer to a fiscal quarter of a Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Pulitzer ending on the last Sunday of September of each calendar year.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” shall mean

(a) the government of

(i) the United States of America and any state or other political subdivision thereof; or

(ii) any other nation and any state or political subdivision thereof in which Pulitzer or a Subsidiary of Pulitzer conducts all or any part of its business, or that properly asserts any jurisdiction over the conduct of the affairs of or the property of Pulitzer or any of its Subsidiaries; and

(b) any agency, authority, instrumentality, regulatory body, court, central bank, securities exchange or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of, or pertaining to, any such government (including supra-national bodies).

“Hazardous Materials” shall mean any and all pollutants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Herald” shall mean The Herald Company, LLC, a New York limited liability company and the successor to The Herald Company, Inc., a New York corporation.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”.

“INHAM Exemption” shall have the meaning specified in paragraph 10B(v).

“Institutional Investor” means (a) any Purchaser, (b) any holder of a Note holding (together with one or more of its affiliates) more than 3% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” shall have the meaning specified in paragraph 4L.

“Intercreditor Agreement Amendment” shall have the meaning specified in paragraph 4L.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Lee” shall mean Lee Enterprises, Incorporated, a Delaware corporation.

“Lee Company” shall mean any Person (other than Pulitzer or any of its Subsidiaries) a majority of the outstanding Equity Interests of which are owned directly or indirectly by Lee.

“Lee Payable” shall mean, at any time, the aggregate amount owing to Pulitzer by Lee Publications.

“Lee Procurement” shall mean Lee Procurement Solutions Co., an Iowa corporation.

“Lee Publications” shall mean Lee Publications, Inc., a Delaware corporation.

“LIBOR” means the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in US Dollars for a 90-day period which appears on the Telerate page 3750 (or if such page is not available, the Reuters Screen LIBO page) as of 11:00 a.m. (London, England time) on the date two (2) Business Days before the commencement of the applicable interest period. “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on the service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association Interest Settlement Rates for Dollar deposits).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation, provided, that in no event shall the term “Lien” include any right, title or interest of a lessor with respect to any lease of real or personal property under which the lessee’s obligations are not Capitalized Lease Obligations.

“Limited Liability Company Agreement” shall mean the Operating Agreement of STL Post-Dispatch, dated as of May 1, 2000, entered into by and among Pulitzer, Pulitzer Technologies, Inc. and Herald, as amended by Amendment No. 1 to Operating Agreement dated as of June 1, 2001 and Amendment Number 2 to Operating Agreement dated as of February 18, 2009 and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition, assets or properties of Pulitzer and its Subsidiaries taken as a whole, or (b) the ability of STL Post-Dispatch, Pulitzer or the Credit Parties (taken as a whole) to perform its or their obligations under this Agreement, the Notes or any other Transaction Document, or (c) the validity or enforceability of this Agreement, the Notes or any other Transaction Document.

“Material IP” shall mean those patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how listed on Schedule 11B hereto.

“Material Lee Subsidiary” shall mean Lee Procurement Solutions Co., Lee Publications and each other Subsidiary of Lee whose revenues represent 25% of consolidated revenues of Lee or whose assets represent 25% of consolidated assets of Lee, in each case as determined on a consolidated basis in accordance with GAAP.

“Material Subsidiary” shall mean any Subsidiary of Pulitzer (whether now existing or hereafter acquired or organized) which has gross assets of more than $10,000,000 or has contributed more than 5% of the consolidated revenues of Pulitzer and its Subsidiaries (in each case as reflected in the consolidated and consolidating financial statements of Pulitzer and its Subsidiaries as of the end of the most recently concluded Fiscal Year).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any employee pension benefit plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA), to which any Obligor or any of their respective ERISA Affiliates makes or is obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” shall have the meaning specified in paragraph 10B(i).

“Note Obligations” shall mean all amounts owing to any holder of Notes pursuant to the terms of this Agreement and each other Transaction Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and/or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding, whether or not such interest, fees and/or expenses are an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Notes” shall have the meaning specified in paragraph 2A and shall include each Note delivered pursuant to any provision of this Agreement, as each such Note may be amended, restated or otherwise modified from time to time.

“Obligors” shall have the meaning specified in the introductory paragraph of this Agreement.

“OFAC” shall have the meaning specified in paragraph 9K(i).

“OFAC Listed Person” shall have the meaning specified in paragraph 9K(i).

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Officer’s Certificate” shall mean a certificate signed in the name of STL Post-Dispatch, Pulitzer or a Subsidiary Guarantor, as applicable, by its President, one of its Vice Presidents or its Treasurer, or such other Responsible Officer as shall be reasonably acceptable to the Purchasers.

“Original Credit Agreement” shall have the meaning specified in paragraph 4J.

“Original Intercreditor Agreement shall have the meaning specified in paragraph 4L.

“Original Second Lien Loan Agreement” shall have the meaning specified in paragraph 4K.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Liens” shall have the meaning specified in paragraph 7C(1).

“Permitted Refinancing Debt” shall mean Debt solely of the Lee Companies so long as (i) the proceeds of such Debt are used solely to refinance in full the Debt outstanding under the Credit Agreement or the Second Lien Loan Agreement at such time and to pay reasonable fees and expenses incurred in connection with obtaining such Debt, (ii) such Debt does not have any amortization, redemption, sinking fund, maturity or similar requirement prior to the maturity date of the Debt under the Credit Agreement or the Second Lien Loan Agreement (as applicable) as in effect on, and after giving effect to, the Closing Date and the Specified Debt Amendments or as thereafter amended or modified in accordance with the terms thereof and hereof, other than for amortization payments or prepayments prior to final maturity on terms, in the aggregate, no more restrictive than those set forth in the Credit Agreement or the Second Lien Loan Agreement as in effect on, and after giving effect to, the Closing Date and the Specified Debt Amendments or as thereafter amended or modified in accordance with the terms thereof and hereof, (iii) in the case of any refinancing of the Second Lien Loan Agreement, the aggregate principal amount of such Permitted Refinancing Debt shall not be more than the principal amount outstanding as of this date, which is $175,000,000, (iv) the terms thereof are no less favorable to, and no more burdensome on, the Credit Parties than those set forth in the Credit Agreement or the Second Lien Loan Agreement (as applicable) in any material respect, in each case than the terms of such agreements as in effect on, and after giving effect to, the Closing Date and the Specified Debt Amendments or as thereafter amended or modified in accordance with the terms thereof and hereof, (v) such Indebtedness contains no restrictions, conditions or other limitations on any Credit Party’s ability to make any required payment of principal or interest in respect of any obligations under this Agreement or the other Transaction Documents that are more restrictive in the aggregate than the Credit Agreement and the Second Lien Loan Agreement, in the forms in effect as of this date after giving effect to the Specified Debt Amendments (and no other amendments or modifications), respectively and (vi) all of the other terms and conditions thereof (and the documentation with respect thereto) are in form and substance reasonably satisfactory to the Required Holders.

“Person” shall mean and include an individual, a partnership, a joint venture, a firm, a corporation, an association, a limited liability company, a trust or other enterprise or any government or political subdivision or any department, agency or instrumentality thereof.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by any Obligor or any of their respective ERISA Affiliates, other than a Multiemployer Plan.

“Pledge Agreement” shall have the meaning specified in paragraph 4M(1).

“Prior Note Agreement” shall mean the Note Agreement dated as of January 30, 2012 pursuant to which the December 2015 Notes were issued.

“Priority Debt” shall mean, with respect to Pulitzer and its Subsidiaries on any date of determination, the aggregate amount of all Debt of Pulitzer secured by a Lien plus all secured and unsecured Debt of all Subsidiaries (excluding Debt represented by the Notes and the Subsidiary Guaranty Agreement).

“Prohibited Transaction” shall have the meaning assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“PTE” shall have the meaning specified in paragraph 10B(i).

“Pulitzer” shall have the meaning specified in the introductory paragraph of this Agreement.

“Pulitzer Entities” shall mean all Credit Parties with the exception of Star Publishing.

“Purchaser” shall mean a holder of a Note. A list of the initial Purchasers as of the Closing Date is attached hereto as Schedule A.

“QPAM Exemption” shall have the meaning specified in paragraph 10B(iv).

“Redemption Agreement” means the Redemption Agreement, dated as of February 18, 2009, among STL Post-Dispatch, STL Distribution Services LLC, a Delaware limited liability company, The Herald Publishing Company, LLC, a New York limited liability company, Pulitzer and Pulitzer Technologies, Inc. a Delaware corporation.

“Reduction Amount” shall mean, as of any date, the sum of each of the following (without duplication):

(i) all prepayments of principal theretofore paid pursuant to paragraph 5A in the Fiscal Year in which such date falls;

(ii) all Excess Cash Flow Sweep Prepayments theretofore paid in the Fiscal Year in which such date falls;

(iii) any Carryforward Amount calculated for the Fiscal Year immediately preceding the Fiscal Year in which such date falls; and

(iv) all other prepayments in respect of the Notes theretofore paid in the Fiscal Year in which such date falls;

provided, that the Reduction Amount for the 2013 Fiscal Year shall be further increased by $6,400,000.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Replacement Covenant Notice Date” shall mean the date (which shall in no event be more than 45 days after the end of any fiscal quarter of Pulitzer) on which Pulitzer shall have delivered written notice to all holders of the Notes (i) certifying that the ratio of (a) Consolidated Debt as of the last day of the most recently ended fiscal quarter of Pulitzer to (b) Consolidated EBITDA for the four consecutive fiscal quarters ended as of such last day is less than or equal to 2.25 to 1.00, and attaching evidence thereof satisfactory to such holders (including computations in reasonable detail), and (ii) electing to replace the covenant set forth in paragraph 7F (i) hereof with the covenant set forth in paragraph 7F(ii) hereof. Upon delivery of such notice, the covenant set forth in paragraph 7F(ii) hereof shall become effective as of the date of the delivery of such notice and, for the avoidance of doubt, shall be deemed to replace irrevocably the covenant set forth in paragraph 7F(i) in its entirety and in all respects and Pulitzer shall not be required to comply with the covenant set forth in paragraph 7F(i) with respect to any fiscal quarter ending thereafter.

“Reportable Event” shall mean, any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30-day notice period has been waived.

“Required Holders” shall mean the holders of 51% of the aggregate principal amount of the Notes.

“Response Date” shall have the meaning specified in paragraph 5E.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief administrative officer or chief financial officer of any Credit Party or any other officer of such Credit Party involved principally in its financial administration or its controllership function.

“Restricted Intercompany Charges” shall mean charges by any Lee Company to Pulitzer or any of its Subsidiaries for (i) the provision by any Lee Company of goods and services for the benefit of Pulitzer or any of its Subsidiaries to the extent arising from cost-savings measures adopted in accordance with paragraph 7C(7)(i)(e)(2) hereof, including, but not limited to transactions related to the integrated operations of Bloomington, IL and Decatur, IL and regional design centers, (ii) procurement services furnished by Lee Procurement in connection with obtaining newsprint from third parties for the benefit of Pulitzer or any of its Subsidiaries, (iii) the corporate overhead of the Lee Companies (including, without limitation, management, administration, financial services, legal, human resources, building services, editorial support, and Lee Lodge facilities), (iv) fees for (a) Lee corporate sales and marketing, (b) Lee information technology services, (c) digital service/online fees, and (d) audit and consulting fees, (v) compensation of publishers, (vi) fees for Lee regional call centers and regional finance center services and (vii) compensation of outside directors, in the case of the foregoing subclauses (iv) (a) to (d), (v), (vi) and (vii) inclusive, only to the extent actually paid by any Lee Company. The nature, allocation and payment method of the charges referred to in the foregoing clauses (ii) to (v), inclusive, shall be consistent with practices used in the period from the fiscal quarter of Pulitzer ending in March 2009 through the fiscal quarter of Pulitzer ending in September 2012; provided, that, for the avoidance of doubt, the charges referred to in the foregoing clause (iii) shall be paid by a reduction in the Lee Payable and not in cash.

“Restricted Payment” shall mean

(a) any Distribution in respect of Pulitzer or any Subsidiary of Pulitzer (other than (i) on account of capital stock or other equity interests of a Subsidiary of Pulitzer owned legally and beneficially by Pulitzer or another Subsidiary of Pulitzer or (ii) a Distribution payable in stock or other equity interests of Pulitzer), including, without limitation, any Distribution resulting in the acquisition by Pulitzer of securities which would constitute treasury stock, and

(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by Pulitzer or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred).

For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Second Lien Debt Documents” shall have the meaning set forth by the term “Credit Documents” in the Second Lien Loan Agreement (as in effect on the date hereof).

“Second Lien Loan Agreement” shall have the meaning specified in paragraph 4K.

“Second Lien Loan Agreement Amendment” shall have the meaning specified in paragraph 4K.

“Secured Obligations” shall have the meaning specified in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall have the meaning specified in paragraph 4M(2).

“Source” shall have the meaning specified in paragraph 10B.

“Specified Debt” means the Debt and other obligations outstanding pursuant to the Specified Debt Agreements.

“Specified Debt Agreements” means the Credit Agreement, the Second Lien Loan Agreement, the Intercreditor Agreement, and any note, collateral agreement, security agreement, mortgage, deed of trust, pledge agreement or any other document, instrument or writing entered into in connection with any of the foregoing.

“Specified Debt Amendments” means the Credit Agreement Amendment, the Second Lien Loan Agreement Amendment and the Intercreditor Agreement Amendment.

“Star Publishing” shall mean Star Publishing Company, an Arizona corporation.

“STL Post-Dispatch” shall have the meaning specified in the introductory paragraph of this Agreement.

“Subordinated Debt” shall mean any Debt that is in any manner subordinated in right of payment or security in any respect to Debt evidenced by the Notes.

“Subsidiary” shall mean, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). For the avoidance of doubt, TNI Partners shall not constitute a “Subsidiary” of Pulitzer or STL Post-Dispatch. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of Pulitzer.

“Subsidiary Guarantors” shall mean all Subsidiaries of Pulitzer that are parties to the Subsidiary Guaranty Agreement.

“Subsidiary Guaranty Agreement” shall have the meaning specified in paragraph 4I.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax Sharing Agreement” shall have the meaning specified in paragraph 4P.

“TNI Agreement” shall mean that certain Amended and Restated Partnership Agreement, dated as of November 30, 2009, by and among Star Publishing and Citizen Publishing Company.

“TNI Partners” shall mean TNI Partners, a general partnership formed under the laws of the State of Arizona pursuant to the terms of the TNI Agreement.

“Trademark Security Agreements” shall have the meaning specified in paragraph 4M(4).

“Transaction Documents” shall mean this Agreement, the Notes, the Subsidiary Guaranty Agreement, the Collateral Documents, the Intercreditor Agreement and any and all other agreements and certificates from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Transferee” shall mean any institutional investor that is a direct or indirect transferee of all or any part of any Note issued under this Agreement.

“Unrestricted Cash” means the aggregate amount of all cash and Cash Equivalents held by Pulitzer and its Subsidiaries that are not (i) subject to an escrow or deposit arrangement in favor of one or more Persons (other than a Credit Party) whose consent is necessary for the release of such cash and/or Cash Equivalents from such arrangements (which, for the avoidance of doubt, shall not include a deposit arrangement whereby a deposit, securities or other account is subject to a “springing control” or similar control arrangement, so long as the applicable depositary bank, securities intermediary or other applicable institution shall not have exercised its control rights with respect to such account) or (ii) required to be maintained by Pulitzer or its Subsidiaries by reason of applicable corporate law requirements as to capital maintenance, solvency or related matters.

“Unrestricted Intercompany Transactions” shall mean transactions between any Lee Company and Pulitzer or any of its Subsidiaries for (i) passing through to Pulitzer or any of its Subsidiaries revenue received by any Lee Company for services rendered by Pulitzer or any of its Subsidiaries for arm’s length transactions with third parties; (ii) payment or reimbursement of costs incurred by Pulitzer and its Subsidiaries for and on behalf of any Lee Company; (iii) passing through to Pulitzer or any of its Subsidiaries of costs incurred by any Lee Company for arm’s length transactions with third parties to the extent the portion of such transactions passing through to Pulitzer or any of its Subsidiaries are for the sole benefit of Pulitzer or any of its Subsidiaries and such costs are specifically identified as such on invoices from third parties, or in the absence of such invoices, are properly allocable to Pulitzer or any of its Subsidiaries on a basis consistent with past practices; (iv) reimbursing any Lee Company for payments made by Lee for payroll or other employee benefit costs incurred directly by (or for the account of) Pulitzer or any of its Subsidiaries, (v) income tax expense or income tax benefits in accordance with the Tax Sharing Agreement, (vi) pension payments from Lee to Pulitzer, and (vii) interest income on the Lee Payable.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

11C. Accounting and Legal Principles, Terms and Determinations. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP; provided that, except as otherwise specifically provided herein, all computations of “Excess Cash Flow” and all computations and definitions used in determining compliance with financial covenants shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Pulitzer for Pulitzer’s fiscal year ended September 25, 2011. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by STL Post-Dispatch or Pulitzer to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

PARAGRAPH 12 MISCELLANEOUS

12A. Note Payments. So long as any Purchaser or its nominee shall be the holder of any Note, the Obligors will make payments of principal of, interest on and any premium payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 1:00 p.m., New York City time, on the date due) to such Purchaser’s account or accounts as specified in Schedule A attached hereto, or such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon written request of an Obligor made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to such Obligor at its principal executive office.

12B. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Obligors shall pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i) (a) all stamp and documentary taxes and similar charges and (b) costs of obtaining a private placement number for the Notes;

(ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted; and

(iii) the costs and expenses, including attorneys’ fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process served upon such Person in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser or such Transferee having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case.

The obligations of the Obligors under this paragraph 12B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

12C. Consent to Amendments. This Agreement (or any amendment hereto) may be amended or any provision hereof (or of any amendment) may be waived, and the Obligors may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Obligors shall obtain the written consent to such amendment, waiver, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate, method of computation or time of payment of interest on or any premium payable with respect to any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between any Obligor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

12D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. Each Obligor shall keep at its principal office a register in which such Obligor shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of any Obligor, the Obligors shall, at their expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of any Obligor. Whenever any Notes are so surrendered for exchange, the Obligors shall, at their expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Obligors will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

12E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Obligors may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any premium payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Obligors shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided that any such participation shall be in an amount of at least $100,000, provided that no such granting of a participation shall increase or otherwise affect the obligations of the Obligors hereunder.

12F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Obligors in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by a Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes and the Transaction Documents embody the entire agreement and understanding between the Purchasers and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

12G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

12H. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid), facsimile or electronic mail in.pdf format and (i) if to a Purchaser, addressed to it at the address, facsimile number or electronic mail address specified for such communications in Schedule A attached hereto, or at such other address, facsimile number or electronic mail address as such Purchaser shall have specified to the Obligors in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address, facsimile number or electronic mail address as such other holder shall have specified to the Obligors in writing or, if any such other holder shall not have so specified an address, facsimile number or electronic mail address to the Obligors, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address, facsimile number or electronic mail address to the Obligors, and (iii) if to an Obligor, addressed to it at 201 N. Harrison Street, Suite 600, Davenport, IA, 52801, Attention: Vice President, Chief Financial Officer and Treasurer, facsimile: 563-327-2600, e-mail: carl.schmidt@lee.net (with a copy to Lane & Waterman LLP, 220 N. Main Street, Suite 600, Davenport, IA, 52801, Attention: C. D. Waterman III, facsimile: 563-324-1616, e-mail: dwaterman@l-wlaw.com) or at such other address, facsimile number or electronic mail address as such Obligor shall have specified to the holder of each Note in writing.

12I. Payments due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

12J. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such holder of Notes or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

12K. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

12L. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12M. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12N. Counterparts. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which shall be an original but all of which together shall constitute one instrument.

12O. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holders to prohibit (through equitable action or otherwise) the taking of any action by an Obligor or a Subsidiary which would result in an Event of Default or Default.

12P. Severalty of Obligations. The obligations of the Purchasers under this Agreement are several obligations. No failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or any Obligor of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

12Q. Consent to Jurisdiction; Waiver of Immunities. Each Obligor hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, and each Obligor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. Each Obligor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Obligor agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to such Obligor at its address set forth in paragraph 12H, and hereby appoints such Person as its agent to receive such service of process. Each Obligor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 12Q shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against any Obligor or its property in the courts of any other jurisdiction. To the extent that any Obligor has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Obligor hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

12R. Waiver of Jury Trial. The Obligors and the holders of the Notes agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement, the Notes, or any dealings between them relating to the subject matter of this transaction and the lender/borrower relationship that is being established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The holders of the Notes and the Obligors each acknowledge that this waiver is a material inducement to enter into this business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The holders of the Notes and the Obligors further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12S. Confidential Information. For the purposes of this paragraph 12S, “Confidential Information” means information delivered to any holder, by or on behalf of any Obligor, any Subsidiary or Lee in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such holder or financial advisor as being confidential information of such Obligor, such Subsidiary or Lee, provided that such term does not include information that (a) was publicly known or otherwise known to such holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such holder or any person acting on such holder’s behalf, (c) otherwise becomes known to such holder other than through disclosure by any such financial advisor or by any Obligor, any Subsidiary or Lee or (d) constitutes financial statements that are otherwise publicly available. Each holder will maintain the confidentiality of such Confidential Information delivered to it in accordance with procedures adopted by such holder in good faith to protect confidential information of third parties delivered to such holder, provided that such holder may deliver or disclose Confidential Information described above to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure relates to or arises from this Agreement, the Notes or any Transaction Documents, or the transactions or provisions of the foregoing), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 12S, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 12S), (v) any Person from which it offers to purchase any security of any Obligor or Lee (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 12S), (vi) any Governmental Authority having jurisdiction over such holder, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such holder’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such holder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such holder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such holder reasonably believes such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such holder’s Notes, this Agreement or any other Transaction Document or any document relating hereto or thereto. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 12S as though it were a party to this Agreement. On reasonable request by the Obligors in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominees), such holder will enter into an agreement with the Obligors embodying the provisions of this paragraph 12S.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Please sign the form of acceptance on the enclosed counterpart of this Agreement and return the same to the Obligors, whereupon this Agreement shall become a binding agreement between the Obligors and each Purchaser.

Very truly yours,

ST. LOUIS POST-DISPATCH LLC
By:	Pulitzer Inc., Managing Member

	By:	/s/ Carl G. Schmidt
	Name:	Carl G. Schmidt
	Title:	Treasurer

PULITZER INC.

	By:	/s/ Carl G. Schmidt
	Name:	Carl G. Schmidt
	Title:	Treasurer

The foregoing Agreement is hereby accepted as of the date first above written.

BH FINANCE LLC

By:	/s/ Marc D. Hamburg

Name:	Marc D. Hamburg
Title:	President

SCHEDULE A

PURCHASER SCHEDULE

Aggregate Principal Amount of Notes to be Purchased
BH Finance LLC	$94,000,000

Address for notices:

BH Finance LLC

3555 Farnam Street

Omaha, NE 68131

Attn: Treasurer

Schedule A-1

SCHEDULE 7C(3)

INVESTMENTS

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
Pulitzer Inc.
	Pulitzer Technologies, Inc.	Corporation	500(100%)
	St. Louis Post-Dispatch LLC	Limited Liability Company	98.95%
	STL Distribution Services LLC	Limited Liability Company	98.95%
	Pulitzer Newspapers, Inc.	Corporation	9.3(100%)
	Suburban Journals of Greater St. Louis LLC	Limited Liability Company	100%
	Pulitzer Network Systems LLC	Limited Liability Company	100%
	Star Publishing Company	Corporation	100%
	Sandler Capital Partners IV, L.P.	Limited Partnership	<50%
	Sandler Capital Partners, IV FTE, L.P.	Limited Partnership	<50%
	Sandler Capital Partners V, L.P.	Limited Partnership	<50%
	Sandler Capital Partners V FTE, L.P.	Limited Partnership	<50%
	Sandler Capital Partners V Germany, L.P.	Limited Partnership	<50%
	21st Century Communications Partners, L.P.	Limited Partnership	<50%

Schedule 7C(3)

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
	21st Century Communications T-E Partners, L.P.	Limited Partnership	<50%
	21st Century Communications Foreign Partners, L.P.	Limited Partnership	<50%
	St. Louis Equity Funds, Inc.	Limited Partnership	<50%
	Media Brands, L.L.C.	Limited Liability Company	439,000 (<50%)
	Amplified Digital, LLC	Limited Liability Company	100%
Pulitzer Newspapers, Inc.
	Flagstaff Publishing Co.	Corporation	1,875(100%)
	Hanford Sentinel Inc.	Corporation	4,200(100%)
	Santa Maria Times, Inc.	Corporation	4,950(100%)
	Ynez Corporation	Corporation	90(100%)
	Napa Valley Publishing Co.	Corporation	8,000(100%)
	Pantagraph Publishing Co.	Corporation	100(100%)
	Southwestern Oregon Publishing Co.	Corporation	11,960(100%)
	Pulitzer Missouri Newspapers, Inc.	Corporation	48,504(100%)
St. Louis Post-Dispatch LLC
	Fairgrove LLC	Limited Liability Company	100%

Schedule 7C(3)

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
Pulitzer Technologies, Inc.
	STL Distribution Services LLC	Limited Liability Company	1.05%
	St. Louis Post-Dispatch LLC	Limited Liability Company	1.05%
Star Publishing Company
	TNI Partners	General Partnership	50%

Schedule 7C(3)

SCHEDULE 9C

LITIGATION

None.

Schedule 9C

SCHEDULE 9D

OUTSTANDING DEBT

Debt existing under that certain Second Lien Loan Agreement among Lee Enterprises, Incorporated, various Lenders from time to time party thereto, and Wilmington Trust, N.A., as Administrative Agent, as amended from time to time (“Second Lien Loan Agreement”), which has an outstanding principal balance of $175,000,000 as of 3/31/2013, which debt is secured under that certain Security Agreement by and among the Credit Parties and Wilmington Trust, National Association, as Collateral Agent, dated January 30, 2012 (the “Second Lien Security Agreement”), by collateral comprised of substantially all of assets of the Obligors and their direct and indirect Subsidiaries, and guaranteed under that certain Subsidiaries Guaranty by and among, inter alia, the Credit Parties and Wilmington Trust, National Association, as Collateral Agent, dated January 30, 2012.

St. Louis Post-Dispatch LLC has a capitalized lease as of 3/31/2013 in the amount of $500,000.

Schedule 9D

SCHEDULE 9F

AGREEMENTS RESTRICTING INCURRENCE OF DEBT

Second Lien Loan Agreement (as defined in Schedule 9D to this Agreement).

Schedule 9F

SCHEDULE 9H

ERISA

The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), as reflected in the September 30, 2012 actuarial valuation report of the Plans per Generally Accepted Accounting Principles and determined as of September 30, 2012 on the basis of the actuarial assumptions specified for accounting purposes in such report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $38 million in the case of any single Plan and by more than $72 million in the aggregate for all Plans.

Schedule 9H

SCHEDULE 9M

SUBSIDIARIES OF PULITZER AND

OWNERSHIP OF SUBSIDIARY STOCK

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization	Material under 9M(i)?
Pulitzer Technologies, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware	No
St. Louis Post-Dispatch LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware	Yes
Fairgrove LLC	100% wholly-owned subsidiary of St. Louis Post-Dispatch LLC	Percentage Membership Interest	Delaware	No
STL Distribution Services LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware	Yes
Star Publishing Company	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Arizona	Yes
Suburban Journals of Greater St. Louis LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware	Yes
Pulitzer Network Systems LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware	No

Schedule 9M

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization	Material under 9M(i)?
Pulitzer Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware	Yes
Flagstaff Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington	No
Hanford Sentinel Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington	No
Napa Valley Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington	No
Pantagraph Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware	Yes
Pulitzer Missouri Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware	No
Santa Maria Times, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Nevada	No
Southwestern Oregon Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Oregon	No

Schedule 9M

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization	Material under 9M(i)?
Ynez Corporation	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	California	No
Amplified Digital, LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware	No

The Second Lien Loan Agreement may restrict the ability of the Company’s Subsidiaries to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Schedule 9M

SCHEDULE 11B

MATERIAL INTELLECTUAL PROPERTY OF THE OBLIGORS

I.	NAMES and MASTHEADS (Daily Newspapers Only)

Newspaper Name	Masthead	Owner of Corresponding Daily	Trademark Registration Number	Trademark Registration Date
Arizona Daily Sun		Flagstaff Publishing Co.	2659561	12/10/2002
Santa Maria Times		Santa Maria Times, Inc.
The Lompoc Record		Santa Maria Times, Inc.
The Sentinel		Hanford Sentinel, Inc.
Napa Valley Register		Napa Valley Publishing Co.	2683714	2/4/2003

Schedule 11B

Newspaper Name	Masthead	Owner of Corresponding Daily	Trademark Registration Number	Trademark Registration Date
The Pantagraph		Pantagraph Publishing Co.	2786223	11/25/2003
Daily Journal		Pulitzer Missouri Newspapers, Inc.
St. Louis Post-Dispatch		St. Louis Post- Dispatch LLC	1657386	9/17/1991
The World		Southwestern Oregon Publishing Co.
The Daily Herald		Pulitzer Newspapers, Inc.

Schedule 11B

EXHIBIT A

[FORM OF NOTE]

ST. LOUIS POST-DISPATCH LLC

and

PULITZER INC.

9% SENIOR NOTE DUE APRIL 3, 2017

No.	[Date]

$	[ ]

FOR VALUE RECEIVED, the undersigned, ST. LOUIS POST-DISPATCH LLC (“STL POST-DISPATCH LLC”), a limited liability company organized and existing under the laws of the State of Delaware, and PULITZER INC. (“PULITZER,” and together with STL POST-DISPATCH LLC, the “OBLIGORS”), a corporation organized and existing under the laws of the State of Delaware, hereby jointly and severally promise to pay to _______________________________, or registered assigns, the principal sum of ________________________ DOLLARS, or such lesser principal amount as shall from time to time be outstanding under this Note pursuant to the Note Agreement referred to below, on April 3, 2017, with interest (computed on the basis of a 360-day year of 30 day months) (a) on the unpaid balance hereof at the rate of 9.00% per annum on and after the date hereof, such interest to accrue from the date hereof and to be payable quarterly on the 20th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default (as defined in the Note Agreement referred to below), on such unpaid balance and on any overdue payment of any premium thereon pursuant to the Note Agreement referred to below, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2.0% above the interest rate otherwise in effect at such time pursuant to the foregoing clause (a) or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York City as its prime rate.

Payments of principal of, interest on and any premium payable with respect to this Note are to be made at such place as the holder hereof shall designate to the Obligors in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Agreement, dated as of May 1, 2013 (the “Agreement”), among the Obligors and the holders of the Notes named in Schedule A attached thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in paragraph 10B of the Agreement on the date of its purchase of this Note with respect to the source of the funds used by it to purchase this Note.

Exhibit A-1

Payment of the principal of, and interest and any premium on, this Note has been guaranteed by certain Subsidiaries of each of the Obligors pursuant to the Subsidiary Guaranty Agreement. This Note is secured by, and entitled to the benefits of, the Collateral Documents.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Obligors may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Obligors shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE.

ST. LOUIS POST-DISPATCH LLC
By:	Pulitzer Inc., Managing Member

By:
Name:
Title:

PULITZER INC.

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

[RESERVED]

Exhibit B

EXHIBIT C

FORM OF SUBSIDIARY GUARANTY AGREEMENT

See Attached.

Exhibit C

EXHIBIT D

FORM OF PLEDGE AGREEMENT

See Attached.

Exhibit D

EXHIBIT E

FORM OF SECURITY AGREEMENT

See Attached.

Exhibit E

EXHIBIT F

FORM OF DEEDS OF TRUST

See Attached.

Exhibit F

EXHIBIT G

FORM OF TRADEMARK SECURITY AGREEMENTS

See Attached.

Exhibit G

EXHIBIT H

FORM OF COPYRIGHT SECURITY AGREEMENTS

See Attached.

Exhibit H

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

See Attached.

Exhibit I